Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
KUSHCO HOLDINGS, INC.,
GREENLANE HOLDINGS, INC.,
MERGER SUB GOTHAM 1, LLC and
MERGER SUB GOTHAM 2, LLC
Dated as of March 31, 2021

Table of Contents

Annex A Defined Terms    A-1

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 31, 2021, is by and among KushCo Holdings, Inc., a Nevada corporation (the “Company”), Greenlane Holdings, Inc., a Delaware corporation (“Parent”), Merger Sub Gotham 1, LLC,, a Delaware limited liability company and direct wholly-owned Subsidiary of Parent (“Merger Sub 1”), and Merger Sub Gotham 2, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Parent (“Merger Sub 2” and, collectively with Merger Sub 1, the “Merger Subs”).
RECITALS
WHEREAS, the parties to this Agreement desire to, on the terms and subject to the conditions set forth herein, enter into an integrated transaction pursuant to which, first, Merger Sub 1, in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), and the Nevada Revised Statutes, as amended (the “NRS”), will merge with and into the Company, with the Company as the surviving corporation (“Merger 1”), and, second, the Company, as the surviving corporation in Merger 1, and in accordance with the DLLCA and the NRS, will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving limited liability company (“Merger 2”, and Merger 2, together with Merger 1, the “Mergers”);
WHEREAS, the board of directors of Parent (the “Parent Board”) established a special committee of independent and disinterested directors (the “Parent Special Committee”) to, among other things, review, evaluate, negotiate, and reject or approve the terms of a potential transaction involving Parent and the Company and to make a recommendation to the Parent Board with respect thereto;
WHEREAS, the resolutions establishing the Parent Special Committee provided that any transaction involving Parent and the Company must be subject to the approval of the Parent Public Stockholders (i.e., a “majority-of-the-minority” vote);
WHEREAS, the Parent Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment and the Parent Share Issuance are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent, (b) recommended that the Parent Board approve this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment, Parent Option Plan Increase, and the Parent Share Issuance, and declare that this Agreement is advisable and fair to, and in the best interests of, Parent and its stockholders, and (c) recommended, subject to the approval by the Parent Board, that the Parent Board submit this Agreement, the Parent Charter Amendment, Parent Option Plan Increase and the Parent Share Issuance to the stockholders of Parent for approval and adoption and resolve to recommend that the (x) Parent Public Stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement and (y) the stockholders of the

US_ACTIVE-159048826.11

Parent approve and adopt the Parent Charter Amendment, Parent Option Plan Increase and the Parent Share Issuance;
WHEREAS, the Parent Board has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment, Parent Option Plan Increase and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment, Parent Option Plan Increase and the Parent Share Issuance, are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent, (c) recommended (x) the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Parent Public Stockholders and (y) the approval and adoption of the Parent Charter Amendment, Parent Option Plan Increase, and the Parent Share Issuance to the stockholders of Parent, in each case on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement, the transactions contemplated by this Agreement, the Parent Charter Amendment, the Parent Option Plan Increase and the Parent Share Issuance be submitted to the stockholders of Parent for approval and adoption;
WHEREAS, the board of directors of the Company has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company, (c) recommended the approval of this Agreement to the stockholders of the Company, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of the Company for approval;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to (a) Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into agreements pursuant to which such stockholders have agreed, among other things, to vote to approve this Agreement, upon the terms and subject to the conditions set forth herein, and (b) the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into agreements pursuant to which such stockholders have agreed, among other things, to vote certain of their shares of Parent Common Stock to approve and adopt the Parent Charter Amendment, Parent Share Issuance and Parent Option Plan Increase and to consummate the Parent Class C Conversion, upon the terms and subject to the conditions set forth herein;
WHEREAS, Parent, as the sole member of Merger Sub 1 and the sole member of Merger Sub 2, has approved this Agreement and the transactions contemplated by this Agreement, including Merger 1 and Merger 2, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) Merger 1 will be treated as part of a binding plan that includes Merger 2, (b) Merger 1 will be integrated with Merger 2 and treated as a single transaction, (c) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (d) this Agreement will be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
Article I.

The Mergers; Closing; Effective Times
i.The Mergers
. Upon the terms and subject to the conditions set forth in this Agreement:
(1)At the Merger 1 Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 shall cease, with the Company continuing its existence as the surviving corporation under the laws of the State of Nevada (sometimes hereinafter referred to as the “Initial Surviving Corporation”). Merger 1 shall have the effects specified in the DLLCA and the NRS; and
(2)At the Merger 2 Effective Time, the Company shall be merged with and into Merger Sub 2, whereupon the separate existence of the Company shall cease, with Merger Sub 2 continuing its existence as the surviving limited liability company under the laws of the state of Delaware (sometimes hereinafter referred to as the “Surviving Company”). Merger 2 shall have the effects specified in the DLLCA and the NRS.
ii.Closing
. Unless otherwise mutually agreed between the Company and Parent, the closing for the Mergers (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 2000 Pennsylvania Avenue, NW, Washington, DC, at 9:00 A.M. Eastern time on the third business day (the “Closing Date”) following the day on which the last to be satisfied or (to the extent legally permissible) waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent legally permissible) waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.
iii.Effective Times
. As soon as practicable following the Closing, the parties shall cause (a) with respect to Merger 1, (i) a Certificate of Merger (the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as provided in the DLLCA, (ii) appropriate Articles of Merger (the “First Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada

(the “Nevada Secretary of State”), and (iii) any other filings or recordings to be executed and filed or recorded as may be required by Delaware law or Nevada law in connection with Merger 1, and (b) with respect to Merger 2, (i) a Certificate of Merger (the “Second Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided in the DLLCA, (ii) appropriate Articles of Merger (the “Second Articles of Merger”) to be executed and filed with the Nevada Secretary of State, and (iii) any other filings or recordings to be executed and filed or recorded as may be required by Delaware law or Nevada law in connection with Merger 2. Merger 1 shall become effective at the time specified in the First Certificate of Merger and First Articles of Merger (the “Merger 1 Effective Time”). Merger 2 shall become effective at the time specified in the Second Certificate of Merger and Second Articles of Merger (the “Merger 2 Effective Time”); provided that the Merger 2 Effective Time shall occur immediately following the Merger 1 Effective Time.
iv.Further Assurances
. At and after the Merger 2 Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers.
v.Tax Matters
.
(1)Merger 1 and Merger 2, taken together, are intended to be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) pursuant to which the Company is to be treated as merging directly with and into Parent with the Shares converted in such merger into the right to receive the Merger Consideration at the times and subject to the contingencies specified herein. Parent, the Company, Merger Sub 1, and Merger Sub 2 hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(2)Each of the parties hereto shall, and shall cause its Affiliates to, treat Merger 1 and Merger 2 for all Tax purposes consistent with subsection (a) above unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or non-U.S. Law).
Article II.

Certain Governance Matters; Combined Company Name; Other Matters

i.The Certificate of Incorporation of Parent
. The parties shall take all necessary actions so that, at or immediately prior to the Merger 1 Effective Time, subject to the Parent Charter Amendment Approval, the amended and restated certificate of incorporation of Parent (the “Parent Certificate of Incorporation”) shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A, until thereafter amended in accordance its terms and applicable Law.
ii.The Certificate of Incorporation of the Initial Surviving Corporation
. The articles of incorporation of the Company in effect immediately prior to the Merger 1 Effective Time shall continue to be the articles of incorporation of the Initial Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
iii.The Bylaws of the Initial Surviving Corporation
. The bylaws of the Company in effect immediately prior to the Merger 1 Effective Time shall continue to be the bylaws of the Initial Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
iv.Organizational Documents of the Surviving Company
. The certificate of formation of Merger Sub 2 in effect immediately prior to the Merger 2 Effective Time shall continue to be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by applicable Law. The limited liability company agreement of Merger Sub 2 in effect immediately prior to the Merger 2 Effective Time will continue to be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
v.Directors and Officers of the Initial Surviving Corporation
. The directors and officers of the Company immediately prior to the Merger 1 Effective Time shall, from and after the Merger 1 Effective Time, be the directors and officers of the Initial Surviving Corporation until their successor will have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation.
vi.Officers of the Surviving Company
. The officers of Merger Sub 2 immediately prior to the Merger 2 Effective Time will, from and after the Merger 2 Effective Time, be the officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until their respective successors will have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.
vii.Management of Combined Company

. Parent and the Company shall cooperate to take all actions necessary to cause (a) the Chief Executive Officer of the Company as of the date hereof (if he is still serving as such as of the Merger 1 Effective Time) to serve as Chief Executive Officer of Parent, and (b) Aaron LoCascio to serve as President of Parent (if he is serving as a senior management employee of Parent as of the Merger 1 Effective Time), and (c) Adam Schoenfeld to serve as Chief Strategy Officer of Parent (if he is serving as a senior management employee of Parent as of the Merger 1 Effective Time), in each case of (a), (b) and (c), (x) if he is willing and able to serve as such and (y) as of immediately following the Merger 1 Effective Time. Each such person shall serve in such position until such person’s successor will have been duly elected, designated or qualified, or until such person’s earlier death, resignation or removal in accordance with the Parent Certificate of Incorporation and bylaws of Parent.
viii.Board of Directors
. Parent and the Company shall cooperate to take all actions necessary to cause the board of directors of Parent as of immediately following the Merger 1 Effective Time to consist of a total of seven directors as follows:
(1)the Company shall have the right to designate three directors, which designations must be made prior to the Merger 1 Effective Time; it being agreed that (i) each designee of the Company shall be a director of the Company immediately prior to the Merger 1 Effective time, (ii) Nicholas Kovacevich shall be one such designee if he is willing and able to serve as a director of Parent and is a director immediately prior to the Merger 1 Effective Time, and (iii) at least two of such three designees must qualify as “independent directors” under the listing standards of the Nasdaq Stock Market LLC (“NASDAQ”) and the applicable rules of the SEC and are not a “bad actor” as described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (such persons, the “Company Designees” );
(2)Parent shall have the right to designate four directors, which designations must be made prior to the Merger 1 Effective Time; it being agreed that (i) each designee shall be a director of Parent immediately prior to the Merger 1 Effective Time, (ii) each of Aaron LoCascio and Adam Schoenfeld shall be designees if, individually, he is willing and able to serve as a director of Parent and is a director of Parent immediately prior to the Merger 1 Effective Time, and (iii) at least two of such four designees must qualify as “independent directors” under the listing standards of NASDAQ and the applicable rules of the SEC and are not a “bad actor” as described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (such persons, the “Parent Designees” ); and
(3)Parent and the Company shall designate one of the individuals designated pursuant to Section 2.8(a) or Section 2.8(b) to serve as Chairman of the Parent Board prior to the Merger 1 Effective Time, which person must qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC
Such persons designated to the Parent Board in accordance with Sections 2.8(a)-(b), shall be referred to herein as the “Initial Designees.” Subject to the fiduciary duties of the Parent Board, Parent and the Parent Board will each use their best reasonable efforts to cause the Initial

Designees to be nominated and elected until the third annual meeting following the Closing. The persons designated as directors of Parent pursuant to this Section 2.8 shall serve until their respective successors will have been duly elected, or until their earlier death, resignation or removal in accordance with the Parent Certificate of Incorporation and bylaws of Parent; provided until the third annual meeting following the Closing, the Parent Board shall fill any vacancy created by death, resignation, removal or disability of any of the Initial Designees: (i) with respect to the Initial Designees designated pursuant to Section 2.8(a), a person designated by the remaining Company Designees and (ii) with respect to the Initial Designees designated pursuant to Section 2.9(b), a person designated by the remaining Parent Designees, subject, in each case to the fiduciary duties of the Parent Board. The provisions of this Section 2.8 shall survive the consummation of the Mergers for the period provided in this Section 2.8.
ix.Combined Company Name and Ticker
. The parties intend that, following the Merger, (a) the name of Parent shall continue to be “Greenlane Holdings, Inc.”, (b) Parent shall continue to conduct its business under such name (unless otherwise determined by the board of directors of Parent), and (c) the shares of Class A common stock, par value $0.01 per share, of Parent (the “Parent Class A Common Stock”) shall continue to trade under the ticker symbol “GNLN”.
x.Other Matters
.
(1)Contribution. Immediately following the Merger 2 Effective Time, Parent shall contribute all of the limited liability company interests in Merger Sub 2 to Greenlane Holdings, LLC (“GH LLC”) in exchange for a number of GH LLC Common Units equal to the number of shares of Parent Class A Common Stock issued in Merger 1, cash and other property as may be reasonably required to effect the Mergers and any other transactions contemplated herein.
(2)Entity Conversion. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the board of directors or stockholders of the Company, upon reasonable notice to the Company, to request that the Company, and the Company shall upon such request, immediately prior to the Closing, convert or cause the conversion of KCH Distribution Inc. and/or KIM International Corporation into limited liability companies or other entities, on the basis of organizational documents as reasonably requested by Parent (each a “Requested Transactions”); provided that (i) none of the Requested Transactions shall delay or prevent the completion of the Mergers, (ii) the Requested Transactions shall be implemented as close as possible to the Merger 1 Effective Time (but after Parent shall have waived or confirmed that all conditions to the consummation of the Mergers have been satisfied), (iii) neither the Company nor any Subsidiary of the Company shall be required to take any action in contravention of any Laws or organizational document, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (or, with respect to Section 6.2, at the option of Parent, waived) and that Parent is prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent under this Agreement, including payment of the Merger Consideration, and (vi) neither the Company nor any Subsidiary of the Company shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder of the Company, or other adverse consequences to the stockholders of the Company as a whole, incrementally greater than the Taxes to such stockholder in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement in the absence of such action taken pursuant to this Section 2.10(b) unless such stockholders are indemnified by Parent for such incremental Taxes or other adverse consequences. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.
Article III.

Effect of the Mergers on Capital Stock;
Exchange of Certificates; Parent Class C Conversion
i.Effect of Merger 1 on Capital Stock and Limited Liability Company Interests
. At the Merger 1 Effective Time, as a result of Merger 1 and without any action on the part of the parties, the holder of any capital stock of the Company or the holder of any limited liability company interests of Merger Sub 1:
(1)Merger Consideration. Each share of the common stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Merger 1 Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)), shall be cancelled and converted into, and become exchangeable for a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the product obtained by multiplying (x) one by (y) the Exchange Ratio (the “Merger Consideration”); provided that that in no event, or anything in this Agreement to the contrary, shall the aggregate amount of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock exchanged as Merger Consideration be (1) greater than forty-nine and nine-tenths percent (49.9%) of the aggregate amount of all issued and outstanding shares of the voting capital stock of Parent as of immediately following the Merger 1 Effective Time or (2) less than forty-eight and one-tenth percent (48.1%) of the Parent Net Diluted Securities as of immediately following the Merger 1 Effective Time. At the Merger 1 Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the

Merger Consideration and the right, if any, to receive pursuant to Section 3.2(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.1(a).
(2)Cancellation of Shares. Each Excluded Share shall, by virtue of Merger 1 and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.
(3)Merger Sub 1. At the Merger 1 Effective Time, each limited liability company interest of Merger Sub 1 outstanding immediately prior to the Merger 1 Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Initial Surviving Corporation (each, an “Initial Surviving Corporation Share”) which shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.
ii.Exchange of Certificates for Shares
.
(1)Exchange Agent. At or prior to the Merger 1 Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent prior to the Closing (the “Exchange Agent”), for the benefit of the holders of Shares (other than Excluded Shares), shares of Parent Class A Common Stock, or evidence of shares of Parent Class A Common Stock, as applicable, and, after the Merger 1 Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Class A Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.1(a) and Section 3.2(b) in exchange for Shares (other than Excluded Shares) outstanding immediately prior to the Merger 1 Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(f)) or Book-Entry Shares pursuant to the provisions of this Article III (such cash and Parent Class A Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).
(2)Exchange Procedures. Promptly after the Merger 1 Effective Time (and in any event within three business days thereafter), the Surviving Company shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of Merger 1, including appropriate transmittal materials (in form approved by the Company prior to the Closing, such approval not to be unreasonably withheld, delayed or conditioned), specifying that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2(f)) or Book-Entry Shares, and instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) and Book-Entry Shares to the Exchange Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(f)) or Book-Entry Share to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) that number of whole shares of Parent Class A Common Stock that such holder is entitled to receive pursuant to this Article III and (y)  a check in the amount (after giving effect to any required Tax withholdings) of (A) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 3.2(d) plus (B) any unpaid dividends or other distributions with a record date after the Merger 1 Effective Time theretofore paid with respect to such whole shares of Parent Class A Common Stock, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2(f)) and Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Class A Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate or Book-Entry Share and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(3)Transfers. From and after the Merger 1 Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Merger 1 Effective Time.
(4)Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Class A Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Class A Common Stock, but for this Section 3.2(d), shall be entitled to receive a cash payment in lieu thereof (without interest) in an amount equal to the product of (A) such fractional part of a share of Parent Class A Common Stock multiplied by (B) the volume weighted average price of Parent Class A Common Stock for five consecutive trading days immediately prior to the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(d).
(5)Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Class A Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Merger 1 Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any certificates for shares of Parent Class A Common Stock of such stockholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.1 upon due surrender of their Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(f)) or Book-Entry Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(6)Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Class A Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
(7)Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable hereunder, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
iii.Adjustments
. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Merger 1 Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Class A Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Class A Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (but only a merger involving the Company and not Parent, or Parent and not the Company), issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be correspondingly and equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and Merger Consideration.
iv.Treatment of Company Equity Awards
.
(1)Conversion. At the Merger 1 Effective Time, as a result of Merger 1 and without any action on the part of the holder of any Company Equity Award:
(a)Each Company Option that is outstanding immediately prior to the Merger 1 Effective Time, whether or not then vested or exercisable (but after taking into account any acceleration or vesting as provided under the Company’s equity plan covering each such Company Option), shall automatically be converted into an option to purchase, on the same terms and conditions that applied to such Company Option immediately prior to the Merger 1 Effective Time, (A) that number of shares of Parent Class A Common Stock, rounded down to the nearest whole share, determined by multiplying (1) the total number of Shares subject to such

Company Option immediately prior to the Merger 1 Effective Time by (2) the Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, determined by dividing (1) the exercise price per Share covered by such Company Option immediately prior to the Merger 1 Effective Time by (2) the Exchange Ratio; provided that the exercise price and the number of Parent Class A Common Stock subject to the Parent Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code; and
(b)Each Company RSU that is then held and remains outstanding immediately prior to the Merger 1 Effective Time shall accelerate and vest in full in accordance with the terms of the Company’s equity plan covering such Company RSUs and be immediately settled and treated as a Share in accordance with Section 3.1(a).
(2)Assumption of Company Options. Effective as of the Merger 1 Effective Time, Parent shall assume (i) the Company Options in accordance with the terms of this Section 3.4 and (ii) the sponsorship of each Company equity plan covering such Company Options, provided that, in each case, references to the Company therein shall, after such assumption, be deemed references to Parent, and references to Shares therein shall, after such assumption, be deemed references to Parent Class A Common Stock.
(3)Registration Statement. Within ten business days following the Merger 1 Effective Time, Parent shall prepare and file with the SEC a post-effective amendment to the S-4 Registration Statement registering a number of shares of Parent Class A Common Stock necessary to fulfill Parent’s obligations under this Section 3.4. Parent will exercise reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as any Company Award assumed by Parent in accordance with this Section 3.4 remains outstanding and will reserve a sufficient number of shares of Parent Class A Common Stock for issuance upon exercise or settlement thereof.
(4)Resolutions and Other Actions. At or prior to the Merger 1 Effective Time, the Company and Company board of directors, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 3.4.
v.Effect of Merger 1 on Company Warrants
. Each warrant to purchase one or more Shares granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Merger 1 Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to Parent Class A Common Stock, and Parent shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Merger 1 Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Class A Common Stock (or cash, if so provided under the terms of such Company Warrant), (b) the number of shares of Parent Class A Common Stock subject to such

Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Merger 1 Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole share, and (c) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and Parent shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a Company Warrant any consent or Contract required to be provided or entered into by such holder under the Company Warrants in order to effect the transactions contemplated by this Section 3.5. Anything in this Agreement to the contrary notwithstanding, Parent shall have the right, in its reasonable discretion, not to deliver the consideration provided in this Section 3.5 to a former holder of a Company Warrant who has not delivered such consent or Contract required to be provided or entered into by such holder under the Company Warrants.
vi.Effect of Merger 2 on Capital Stock and Limited Liability Company Interests
. At the Merger 2 Effective Time, as a result of Merger 2 and without any action on the part of the parties, the holder of any Initial Surviving Corporation Shares or the holder of any limited liability company interests of Merger Sub 2:
(1)Cancellation of Shares. Each Initial Surviving Corporation Share shall, by virtue of Merger 2, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.
(2)Merger Sub 2 Limited Liability Company Interests. Each limited liability company interest of Merger Sub 2 outstanding immediately prior to the Merger 2 Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Surviving Company, and Parent shall continue as the sole member of the Surviving Company.
vii.Parent Class C Conversion
. The Parent Class C Conversion shall occur, concurrently with the Parent Charter Amendment, subject to the occurrence of Merger 1.
viii.No Dissenters’ Rights
. In accordance with Section 92A.390 of the NRS, no appraisal rights shall be available to holders of Shares in connection with the Mergers. In accordance with Section 18-210 of the DLLCA and the limited liability company agreement of Merger Sub 1 and the limited liability company agreement of Merger Sub 2, no appraisal rights shall be available to holders of limited liability interests in Merger Sub 1 or Merger Sub 2.
ix.Treatment of Parent Equity Awards.
(1)At the Merger 1 Effective Time, as a result of Merger 1 and without any action on the part of the holder of any Parent Equity Award:

(a)Parent shall cause each unvested Parent Option, other than unvested Parent Options held by non-employee directors of Parent, to accelerate and vest in full;
(b)each Parent Option that is held by a non-employee director of Parent shall, whether vested or unvested, shall remain outstanding in accordance with the terms of Parent’s equity plan covering each such Parent Option;
(c)each share of Parent Restricted Stock and each restricted Common Units (as defined in Parent Certificate of Incorporation), other than any unvested shares of Parent Restricted Stock or restricted Common Units that is held by a non-employee director of Parent, that is outstanding immediately prior to the Merger 1 Effective Time shall accelerate and vest in full in accordance with the terms of Parent’s equity plan covering each such share of Parent Restricted Stock or restricted Common Unit; and
(d)each share of Parent Restricted Stock and each restricted Common Unit that is held by a non-employee director of Parent, whether vested or unvested, shall remain outstanding in accordance with the terms of Parent’s equity plan covering each such Parent Restricted Stock or restricted Common Unit.
Article IV.

Representations and Warranties
i.Representations and Warranties of the Company
. Except as set forth in the Company Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and the Merger Subs that:
(1)Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent prior to the date of this Agreement true and correct copies of any amendments to the articles of incorporation or bylaws of the Company not filed with or incorporated by reference into the Company Reports filed prior to the date of this Agreement.
(2)Capital Structure of the Company.
(a)The authorized capital stock of the Company consists of:
(i)265,000,000 Shares, of which 158,847,839 Shares were outstanding as of the close of business on March, 29, 2021 (the “Measurement Date”), and
(ii)10,000,000 shares of Preferred Stock, of which no shares were outstanding as of the Measurement Date.
All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date:
(iii)9,652,306.01 Shares were subject to Company Options (of which options to purchase an aggregate of 4,820,444 Shares were exercisable),
(iv)1,831,164.00 Shares were Company RSUs, and
(v)30,283,858.50 Shares were subject to Company Warrants.
Except (x) as set forth in this Section 4.1(b)(i) (including in Section 4.1(b) of the Company Disclosure Letter), or (y) for changes since the Measurement Date resulting from the issuance, acceleration or acquisition by the Company of Shares in connection with the exercise or settlement of, or satisfaction of withholding Taxes or exercise price payments with respect to, Company Equity Awards in accordance with their terms, as of the date hereof, there are not issued or outstanding (1) any shares of capital stock or other voting securities of the Company, or (2) any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, or any securities or obligations evidencing such rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All grants of the Company Equity Awards were validly issued and properly approved by the Company board of directors (or a committee thereof) in accordance with the Company equity plan and applicable Law.

(b)Section 4.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of (A) each outstanding Company Option, Company RSU, and Company Warrant, (B) the date of grant thereof, (C) the number of Shares covered thereby, (D) the per share exercise price (if applicable), (E) the vesting schedule, (F) the expiration date thereof (if applicable), and (G) in the case of Company Options, whether or not such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(c)Section 4.1(b)(iii) of the Company Disclosure Letter sets forth each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in the case of each such Subsidiary, to the extent such concepts are recognized under the jurisdiction of organization of such Subsidiary) and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”), except for Permitted Liens. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Subsidiary of the Company to issue or sell any shares of capital stock or other securities of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any equity interest in any Person.
(3)Corporate Authority; Approval.
(a)The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this agreement by the holders of a majority of the outstanding Shares entitled to vote at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(b)The board of directors of the Company has unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company,

(C) recommended the approval of this Agreement to the stockholders of the Company, and (D) directed that this Agreement be submitted to the stockholders of the Company for approval.
(4)Governmental Filings; No Violations.
(a)Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or the antitrust laws of any Governmental Entity, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) and (C) required to be made with NASDAQ (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Mergers and the other transactions contemplated hereby will not, constitute or result in:
(i)a breach or violation of, or a default under, (I) the articles of incorporation or bylaws of the Company, or (II) the comparable governing documents of any of its Subsidiaries;
(ii)with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries;
(iii)any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries; or
(iv)subject to the governmental filings and other matters referred to in Section 4.1(d)(i), any breach or violation of any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets;
except, in the case of clause (B), (C), or (D) above, with respect to a Company Benefit Plan, or for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material

Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(5)Company Reports; Financial Statements.
(a)The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since August 31, 2017, (the “Company Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Company Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, and any documents filed with, or incorporated by reference in (regardless of when originally filed) any such forms, statements, reports and documents, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b)The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the OTCQX Best Market.
(c)The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide (A) reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”), (B) reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C)  reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (and, if any, has disclosed to Parent the material circumstances of such): (x) any known significant deficiencies in the design or operation of its internal controls over financial reporting since the Company Applicable Date that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any known fraud, whether or not material, since the Company Applicable Date that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Company Applicable Date.
(d)The consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated balance sheets of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
(6)Absence of Certain Changes. From August 31, 2020 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practices and there has not been:
(a)any event, change, circumstance, occurrence or development, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(b)any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, or, other than in connection with satisfaction of withholding Taxes or exercise price payments with respect to Company Equity Awards, any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;
(c)any material change in any method of accounting or accounting practices by the Company; or
(d)any action or occurrence that would have violated any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xv), or (xvi) (to the extent related to any of the foregoing clauses) of Section 5.1(a) had such action or occurrence taken place following the date of this Agreement and prior to the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms.
(7)Litigation and Liabilities.
(a)As of the date hereof, there are no:

(i)civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; or
(ii)except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement and for obligations or liabilities incurred in the Ordinary Course of Business since August 31, 2020 or in connection with this Agreement or any of the transactions contemplated hereby, liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise to the extent required to be disclosed on a balance sheet in accordance with GAAP;
except in the case of each of clauses (A) and (B) above for those Actions, obligations and liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(8)Company Benefit Plans.
(a)All Company Benefit Plans are listed in Section 4.1(h)(i) of the Company Disclosure Letter. For purposes of this Agreement, “Company Benefit Plans” means all compensatory arrangements, including all benefit and compensation plans, contracts, policies and arrangements, (A) covering current or former employees, directors or consultants of the Company or its Subsidiaries, or (B) with respect to which the Company or its Subsidiaries has, or could reasonably be expected to have, any liability.
(b)True and complete copies of each Company Benefit Plan (or form(s) thereof, if applicable) have been made available to Parent, together with (A) all related trust agreements and insurance contracts, (B) current summary plan descriptions, (C) material administrative and other service contracts with third-party services providers, (D) the most recent determination letter received regarding the tax-qualified status of each Company Benefit Plan, (E) Form 5500 for the most recent plan year for each Company Benefit Plan, (F) summaries for any Company Benefit Plan for which there is not a written plan document, and (G) all material correspondence with any Governmental Entity during the past year.
(c)With respect to each Company Benefit Plan, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) each such Company Benefit Plan is in compliance and has been administered in accordance with its terms and applicable Law, including ERISA and the Code and (B) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.
(d)With respect to each Company Benefit Plan that is an employee welfare benefit plan, all claims incurred by the Company are (A) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, or (B) covered under a contract with a health maintenance organization pursuant to which such organization bears the liability for claims. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than coverage mandated by COBRA or applicable Law.
(e)Neither the Company nor any other entity which, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has or could have any liability in respect of, or has in the past three years sponsored, maintained, contributed to or had any liability in respect of, (A) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (B) any defined benefit plan, whether or not subject to ERISA, (C) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (D) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (E) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (F) a “funded welfare plan” within the meaning of Section 419 of the Code.
(f)Except as set forth on Section 4.1(h)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) result in any material payment becoming due to any current or former employee or other service provider of the Company or its Subsidiaries, (B) materially increase the compensation or benefits payable, including equity benefits, under any Company Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Benefit Plan, (D) require any contributions or payments to fund any obligations under any Company Benefit Plan, or (E) limit or restrict the right of the Company to merge, amend, or terminate any Company Benefit Plan. Without limiting the generality of the foregoing, no amount payable to any current or former service provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions (either alone or together with any other event) under any Company Benefit Plan or other compensation arrangement would be nondeductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider for any Taxes incurred by such service provider under Section 409A or 4999 of the Code, or any interest or penalty related thereto.
(g)Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
(9)Compliance with Laws; Privacy and Security.
(a)The businesses of the Company and each of its Subsidiaries since January 1, 2017, have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, decision, determination, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except with respect to the regulatory matters covered by Section 5.6, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, except for such investigations or reviews the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)The Company and its Subsidiaries possess, and the Company and its Subsidiaries have been at all times and are in compliance with all material permits, licenses, exemptions, authorizations, franchises, orders, notices (including placarding), and approvals (collectively, “Permits”) from all applicable Governmental Entities necessary to conduct its business as now conducted and to own, lease or operate their properties, including all such Permits required by Environmental Laws, the U.S. Food and Drug Administration (the “FDA”), the United States Department of Agriculture (the “USDA”), the Drug Enforcement Administration (the “DEA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, dietary supplements, hemp or cannabis products, except for such noncompliance that has not, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Permit. Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or any similar Law of any other Governmental Entity. Neither the Company, nor any of its Subsidiaries nor any of its officers, employees, or to the Company’s knowledge, any of its other Representatives has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA, the USDA, the DEA or any similar Governmental Entity. All material Permits are in full force and effect.
(c)The Company and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws administered or issued by the FDA or any similar Governmental Entity, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company or any of its Subsidiaries, or complaint handling or adverse event reporting, except for such noncompliance that has not, and would not reasonably be expected to have, a Company Material Adverse Effect.
(d)The properties, business and operations of the Company and its Subsidiaries, including without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing and distribution of all Company products, have for the past three years been and are being conducted in all material respects in accordance with all applicable Laws of all Governmental Entities or regulatory agencies, including, but not limited to, those administered and promulgated by the FDA, the USDA, the DEA and any foreign equivalent thereto, including without limitation those relating to investigational use, current “Good Manufacturing Practices” labeling, record keeping, reporting of adverse events and filing of reports.  The Company has not had any product or manufacturing site subject to a governmental shutdown or import or export prohibition, nor received from the FDA Form 483 or other Governmental Entity notice of inspection or observations, “warning letters”, “untitled letters”, or similar correspondence of written notice from any Governmental Entity in respect of the business operations of the Company and alleging or asserting noncompliance with any applicable Laws of any Governmental Entities or the Permits required in Section 4.1(i)(ii) and, to the knowledge of Company, no Governmental Entity is considering such action.
(e)Except for any noncompliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect, the actual practices of the Company and its Subsidiaries with respect to the security, processing, collection, storage, retention, use, transfer, disclosure and disposal of Personal Information complies and since January 1, 2017, has complied with (A) to the extent applicable the requirements of Laws, (B) any representations made by the Company or any of its Subsidiaries in any privacy policy provided to consumers or made available to the public, and (C) contractual obligations concerning privacy, data protection or data security.
(f)The Company and its Subsidiaries have taken, and are currently taking, reasonable measures to (A) protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information and from the loss or theft of Personal Information, and (B) detect breaches of Personal Information. Since January 1, 2017, to Company’s Knowledge, neither the Company nor any of its Subsidiaries have suffered a material security breach, compromise or instance of unauthorized access or use relating to or affecting any Personal Information, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(10)Takeover Statutes. Assuming that the representation of Parent and the Merger Subs in Section 4.2(o) (Ownership of Shares) is accurate and the Requisite Company Vote is obtained, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable in connection with this Agreement to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.
(11)Environmental Matters.
(a)The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for noncompliance which would not, individually or in the aggregate, be reasonably be expected to have a Company Material Adverse Effect.
(b)Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.
(c)The Company and its Subsidiaries have not received in the past five years any currently unresolved written notice of any violation of, or liability or investigatory, corrective or remedial obligation under, any Environmental Laws, except for such notice the subject matter of which, if determined adversely to the Company or any of its Subsidiaries, would not reasonably be expected to have a Company Material Adverse Effect.
(d)The Company and its Subsidiaries have disposed of or arranged for disposal of, or transported hazardous materials or wastes in compliance with all applicable Environmental Laws, such that no Company Material Adverse Effect would reasonably be expected to arise from any such disposal or transportation.
(12)Taxes.
(a)All income and other material Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, correct and complete in all material respects, and all Taxes shown on such Tax Returns as due and payable by the Company and each of its Subsidiaries have been paid in full.
(b)The Company and each of its Subsidiaries have withheld and paid all material amounts of Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)In the past three years, no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax in that jurisdiction.
(d)There is no Tax deficiency outstanding, assessed or proposed, in each case, in writing against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(e)There are currently no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings concerning any material Tax Return or material Taxes of the Company or its Subsidiaries, and the Company and its Subsidiaries have not received any written notice from any Governmental Entity that it intends to conduct such a proceeding.
(f)There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.
(g)Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnification, allocation, sharing or similar agreement that reasonably would be expected to give rise to a liability for Taxes after the Closing, other than any such agreement exclusively between or among the Company and any of its Subsidiaries, or an agreement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes.
(h)Neither the Company nor any of its Subsidiaries has requested or received any private letter ruling, technical advice memoranda or similar agreement or ruling from any Governmental Entity with respect to Taxes.
(i)Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes, other than a group the common parent of which is or was the Company. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(j)In the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in connection with a distribution described in Section 355 of the Code.
(k)Neither the Company nor any of its Subsidiaries is, or has been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)Neither the Company nor any of its Subsidiaries has (1) claimed deductions in computing taxable income for expenses that are not allowed under Section 280E of the Code, or (2) capitalized expenses otherwise described as nondeductible under Section 280E of the Code as part of inventory cost and realized such amounts as a deduction for cost of goods sold to reduce gross income and resulting taxable income (or to create or increase a net operating loss).
(m)As of the date of this Agreement, neither the Company nor any of its Affiliates has taken, intends to take, or has agreed to take any action, or is aware of any fact or circumstance that would prevent or impede the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.
(n)Section 4.1(l)(xiii) to the Company Disclosure Letters sets forth Subsidiaries of the Company with respect to which an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) has been made to change the default classification for U.S. federal income Tax purposes.
(13)Financial Institutions. The Company and each of its Subsidiaries have informed its current banking and financial services partners about the scope and nature of their businesses in all material respects and provided information that is true and correct in all material respects to such partners as requested by them to conduct due diligence and risk-rate such businesses for purposes of compliance with all applicable Anti-Money Laundering Laws and Laws with respect to combatting the financing of terrorism, and have provided such banking and financial services partners with any material changes or material updates to the scope and nature of such businesses as necessary and appropriate for such purposes.
(14)Labor Matters.
(a)The Company has provided Parent with an accurate and complete list, as of the date hereof, of all (A) employees of the Company and its Subsidiaries, including for each employee, employee ID, work location, title or position, exempt or nonexempt status, annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, and date of hire, and (B) individuals who are currently performing services for the Company and its Subsidiaries who are classified as independent contractors, including for each such independent contractor, the state in which they perform services, their compensation, and a brief description of the services provided. Except as set forth in Section 4.1(n)(i) of the Company Disclosure Letter, all employees of the Company and its Subsidiaries are employed on an at-will basis, which means that their employment can be terminated at any time, with or without advance notice, for any reason or no reason at all. No employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any successor.
(b)The Company and its Subsidiaries have complied with all Laws related to the terms and conditions of employment or retention of its employees, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers’ compensation, and the payment of social security and other Taxes, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have no liability under any Law related to employment or retention of any employee and attributable to an event occurring or a state of facts existing prior to the date of this Agreement, except for such liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(c)As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Since January 1, 2017, there have been no slowdowns, work stoppages, lockouts, strikes, or other labor disputes or union organizing activities, or any similar activity or dispute, affecting the Company or any of its Subsidiaries or any of their employees while performing services for the Company or any of its Subsidiaries. There is not now pending, and to the knowledge of the Company, threatened, any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute.
(d)The Company and its Subsidiaries are in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity. No reduction in the notification period under the WARN Act is being relied upon by the Company or any of its Subsidiaries.
(15)Intellectual Property.
(a)The Company and its Subsidiaries own (solely or jointly), free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations as currently conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Intellectual Property owned by the Company or its Subsidiaries is, to the Company’s knowledge, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the Company’s knowledge, the conduct of the Company’s and its Subsidiaries’ business does not and did not, during the six-year period immediately preceding the date of this Agreement, infringe or misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party, except to the extent such infringements, misappropriations, dilutions or other violations would not reasonably be expected to have a Company Material Adverse Effect.
(b)Each current and former employee, officer, founder, consultant and contractor of the Company or any of its Subsidiaries who has contributed to the creation, development, invention, conception or discovery of any Intellectual Property for or on behalf of the Company or its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary a valid and enforceable agreement that irrevocably assigns to the Company or the applicable Subsidiary all right, title and interest in and to any Intellectual Property arising from such Person’s work for the Company or the applicable Subsidiary that is material to the Company’s and the applicable Subsidiary’s business.
(c)The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned or purported to be owned by or provided to the Company and its Subsidiaries that are material to the Company’s and its Subsidiaries’ business. To the Company’s knowledge, there has been no disclosure of any such Trade Secrets of or relating to the Company or any of its Subsidiaries to any person, except for disclosures made subject to confidentiality terms that are reasonable under the circumstances to maintain the secrecy of such Trade Secrets. To the Company’s knowledge, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d)The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business.
(e)The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures for operate or perform, that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2016, to the Company’s knowledge, there have been no security breaches, unauthorized access or other adverse integrity or security access incidents affecting the IT Assets of the Company or any of its Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.
(16)Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (the “Company Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(17)Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated in this Agreement, except as set forth in Section 4.1(q) of the Company Disclosure Letter.
(18)Opinion of the Company’s Financial Advisor. The Company’s board of directors has received the opinion of the Company’s financial advisor, Jefferies LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Base Exchange Ratio is fair, from a financial point of view, to the holders of Shares (other than, as applicable, Parent, Merger Subs, and their respective affiliates).
(19)Ownership of Parent Voting Stock. None of the Company or its “affiliates” or “associates” (as such terms are defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 203 of the DGCL. Neither the Company nor any of its “affiliates” or “associates” beneficially owns (or has beneficially owned in the past three years) any “voting stock” (as defined in Section 203 of the DGCL) or other securities of Parent or any option, warrants or other rights to acquire “voting stock” or other securities of, or other economic interests in, Parent. For the purposes of this Agreement, “beneficially owns” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act.
(20)Material Contracts and Governmental Contracts.
(a)Except as set forth in Section 4.1(t) of the Company Disclosure Letter, and excluding any Company Benefit Plan, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)any lease of real or personal property providing for annual rentals of $250,000 or more;
(ii)any Contract that (I) is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $500,000, or (y) aggregate payments to or from the Company and its Subsidiaries of more than $500,000, or (II) is between the Company or any of its Subsidiaries and any of the Company’s vendors, suppliers or customers and that (x) represented greater than 5% of the Company’s consolidated cost of goods sold or (y) the sale of products purchased from a vendor or supplier to the Company pursuant to such Contract or sold to a customer of the Company pursuant to such

Contract represented greater than 5% of the Company’s consolidated net revenue, in each case in the last 12 full calendar months prior to the date hereof;
(iii)any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;
(iv)any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000.
(v)any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10K pursuant to Item 601(b)(10) of Regulation SK under the Securities Act and not otherwise specified in a sub-clause of this Section 4.1(t);
(vi)any Contract that (I) purports to limit in any material respect either the type of business in which or third parties with whom the Company or its Subsidiaries (or, after the Merger 1 Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) grants “most favored nation” status that, following the Mergers, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries, (III) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights (including any grants of non-asserts or exclusive rights or licenses to any third party), (IV) grants any rights of first refusal, first negotiation or similar to any third party, (V) require the Company or its Subsidiaries to purchase or otherwise acquire its requirements for or output of products and services from a third party, (VI) contain any exclusive dealing or similar arrangements restricting the activities of the Company or any of its Subsidiaries, or (VII) contain any profit sharing or similar arrangements, in each case (I) – (VII) that is material to the Company and its Subsidiaries, taken as a whole;
(vii)any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a purchase price of more than $500,000; and
(viii)any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect
(the Contracts described in clauses (A) – (H), collectively, the “Company Material Contracts”).
(b)A copy of each Company Material Contract has previously been delivered to Parent. As of the date hereof, except as would not, individually or in the aggregate,

reasonably be expected to have a Company Material Adverse Effect, each such Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, enforceable against such person in accordance with its terms (and to the knowledge of the Company is enforceable against each other party thereto), as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under, or has defaulted or breached, the terms of any such Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract.
(21)Affiliate Transactions. Except for directors’ and employment-related Company Material Contracts filed or incorporated by reference as an exhibit to a Company Report filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.
(22)Relationships with Customers, Suppliers, Distributors and Sales Representatives. Neither the Company or any of its Subsidiaries has received any written, or to the Company’s knowledge, oral communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, except for such cancellations, terminations, modifications or nonrenewals which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
(23)Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted, at all times, in compliance, in all materials respects, with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, “Anti-Money Laundering Laws”), and no Action by or before any Governmental Entity against the Company with respect to Anti-Money Laundering Laws is pending. None of the Company nor its Subsidiaries has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to the Company, its Subsidiaries and their operations. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or Person acting on behalf of the Company or any of its Subsidiaries has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(24)FCPA; Etc. None of the Company, any of its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of the Company or any of its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), and to the knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries or any of its Affiliates.
ii.Representations and Warranties of Parent and the Merger Subs
. Except as set forth in the Parent Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and the Merger Subs each hereby represent and warrant to the Company that:
(1)Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company prior to the date of this Agreement true and correct copies of any amendments to the Parent Certificate of Incorporation or bylaws of Parent not filed with or incorporated by reference into the Parent Reports filed prior to the date of this Agreement.
(2)Capital Structure of Parent.

(a)The authorized capital stock of Parent consists of:
(i)125,000,000 shares of Parent Class A Common Stock, of which 16,341,696 shares were outstanding as of the close of business on the Measurement Date,
(ii)10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Parent Class B Common Stock”), of which 2,448,583 shares were outstanding as of the close of business on the Measurement Date,
(iii)100,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Parent Class C Common Stock” and, collectively with the Parent Class A Common Stock and Parent Class B Common Stock, the “Parent Common Stock”), of which 72,064,218 shares were outstanding as of the close of business on the Measurement Date,
(iv)10,000,000 shares of Preferred Stock, par value $0.0001 per share, of which no shares were outstanding as of the close of business on the Measurement Date.
All of the outstanding Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, 1,788,332 Shares were subject to Parent Options (of which options to purchase an aggregate of 1,788,332 shares of Parent Common Stock were exercisable).
Except (x) as set forth in this Section 4.2(b)(i) (including in Section 4.2(b) of the Parent Disclosure Letter), (y) as provided for pursuant to the terms of Parent’s certificate of incorporation or the GH LLC Agreement and (z) for changes since the Measurement Date resulting from the issuance, acceleration or acquisition by Parent of Parent Common Stock in connection with the exercise or settlement of, or satisfaction of withholding Taxes or exercise price payments with respect to, Parent Equity Awards in accordance with their terms, there are not as of the date hereof issued or outstanding (1) any shares of capital stock or other voting securities of Parent, or (2) any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, or any securities or obligation evidencing such rights. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All grants of the Parent Equity Awards were validly issued and properly approved by the Parent Board (or a committee thereof) in accordance with the Parent equity plan and applicable Law.
(b)Section 4.2(b)(ii) of the Parent Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of (A) each outstanding Parent Option, and share of Parent Restricted Stock, (B) the date of grant thereof, (C) the number of shares of Parent Common Stock covered thereby, (D) the per share exercise price (if applicable), (E) the vesting schedule, (F) the expiration date thereof (if applicable), and (G) in the case of Parent Options, whether or not such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(c)Section 4.2(b)(iii) of the Parent Disclosure Letter sets forth each of Parent’s Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries (other than GH LLC) is duly authorized, validly issued, fully paid and nonassessable (in the case of each such Subsidiary, to the extent such concepts are recognized under the jurisdiction of organization of such Subsidiary) and owned by Parent, GH LLC or by a direct or indirect wholly-owned Subsidiary of Parent or GH LLC, free and clear of any Lien, except for Permitted Liens. Except as set forth in Section 4.2(b)(iii) of the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of any of Parent’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of Parent’s Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Except as set forth on Section 4.2(b)(iii) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns any equity interest in any Person.
(3)Corporate Authority.
(a)Each of Parent and the Merger Subs has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers, subject only to the Requisite Parent Vote. This Agreement has been duly executed and delivered by each of Parent and the Merger Subs and is a valid and binding agreement of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)The Parent Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment, the Parent Option Plan Increase and the Parent Share Issuance are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent, (b) recommended that the Parent Board approve this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment, the Parent Option Plan Increase and the Parent Share Issuance, and declare that this Agreement is advisable and fair to, and in the best interests of, Parent and its stockholders, and (c) recommended, subject to the approval by the Parent Board, that the Parent Board submit this Agreement, the Parent Charter Amendment, the Parent Option Plan Increase and the Parent Share Issuance to the stockholders of Parent for approval and adoption and resolve to recommend that the (x) Parent Public Stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement and (y) stockholders of the Parent approve and adopt the Parent Charter Amendment, the Parent Option Plan Increase, and the Parent Share Issuance.

(c)The Parent Board has unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Parent Charter Amendment and the Parent Share Issuance, are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent, (C)  recommended (x) the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Parent Public Stockholders and (y) the approval and adoption of the Parent Charter Amendment, the Parent Option Plan Increase, and the Parent Share Issuance to the stockholders of Parent, in each case on the terms and subject to the conditions set forth in this Agreement, and (D) directed that this Agreement, the transactions contemplated by this Agreement, the Parent Charter Amendment, the Parent Option Plan Increase, and the Parent Share Issuance be submitted to the stockholders of Parent for approval and adoption.
(4)Governmental Filings; No Violations.
(a)Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, or the antitrust laws of any Governmental Entity, the Securities Act and the Exchange Act and (C) required to be made with NASDAQ (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or the Merger Subs with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or the Merger Subs from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and the Merger Subs and the consummation of the Mergers and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)The execution, delivery and performance of this Agreement by Parent and the Merger Subs do not, and the consummation of the Mergers and the other transactions contemplated hereby will not, constitute or result in:
(i)a breach or violation of, or a default under, the (I) certificate of incorporation or bylaws or operating agreement, as applicable, of Parent or the Merger Subs, or (II) the comparable governing instruments of any of its Subsidiaries;
(ii)with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries;
(iii)any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries; or

(iv)subject to the governmental filings and other matters referred to in Section 4.2(d)(i), any breach or violation of any Law applicable to Parent or any of its Subsidiaries or their respective properties or assets;
except, in the case of clause (B), (C), or (D) above, with respect to a Parent Benefit Plan, or for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(5)Parent Reports; Financial Statements.
(a)Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since March 20, 2019 (the “Parent Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Parent Applicable Date (including Parent’s Registration Statement on Form S-4 as of its effective date and including any prospectus contained therein) and those filed or furnished subsequent to the date of this Agreement including any amendments thereto, and any documents filed with, or incorporated by reference in (regardless of when originally filed) any such forms, statements, reports and documents, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b)Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
(c)Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide (A) reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (C) reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (and, if any, has disclosed to the Company the material circumstances of such): (x) any known significant deficiencies in the design or operation of its internal controls over financial reporting since the Parent Applicable Date that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s board of directors any material weaknesses in internal control over financial reporting, and (y) any known fraud, whether or not material, since the Parent Applicable Date, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since the Parent Applicable Date.
(d)The consolidated financial statements of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly present in all material respects the consolidated balance sheets of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated statements of operations and comprehensive (loss) income, changes in redeemable Class B units of GH LLC and stockholders’ equity/members’ deficit and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
(6)Absence of Certain Changes. From September 30, 2020 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practices and there has not been:
(a)any event, change, circumstance, occurrence or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;
(b)any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent or, other than in connection with satisfaction of withholding Taxes or exercise price payments with respect to Parent Equity Awards, any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of Parent;
(c)any material change in any method of accounting or practices by Parent or any of its Subsidiaries; or
(d)any action or occurrence that would have violated any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xv) or (xvi) (to the extent related to any of the foregoing clauses) of Section 5.1(b) had such action or occurrence taken place following the date of this Agreement and prior to the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms.
(7)Litigation and Liabilities.
(a)As of the date hereof, there are no:
(i)Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries; or
(ii)except as reflected or reserved against in Parent’s consolidated balance sheets (and the notes thereto) included in the Parent Reports filed prior to the date of this Agreement, and for obligations or liabilities incurred in the Ordinary Course of Business since September 30, 2020, or in connection with this Agreement or any of the transactions contemplated hereby, liabilities of Parent or of any of its Subsidiaries, whether or not accrued, contingent or otherwise to the extent required to be disclosed on a balance sheet in accordance with GAAP;
except in the case of each of clauses (A) and (B) above for those Actions, obligations and liabilities that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(8)Parent Benefit Plans.
(a)All Parent Benefit Plans are listed in Section 4.2(h)(i) of the Parent Disclosure Letter. For purposes of this Agreement, “Parent Benefit Plans” means all compensatory arrangements, including all benefit and compensation plans, contracts, policies and arrangements, (A) covering current or former employees, directors or consultants of Parent or its Subsidiaries, or (B) with respect to which Parent or its Subsidiaries has, or could reasonably be expected to have, any liability.
(b)True and complete copies of each Parent Benefit Plan (or form(s) thereof, if applicable) have been made available to the Company, together with (A) all related trust agreements and insurance contracts, (B) current summary plan descriptions, (C) material administrative and other service contracts with third-party services providers, (D) the most recent determination letter received regarding the tax-qualified status of each Parent Benefit Plan, (E) Form 5500 for the most recent plan year for each Parent Benefit Plan, (F) summaries for any Parent Benefit Plan for which there is not a written plan document, and (G) all material correspondence with any Governmental Entity during the past year.

(c)With respect to each Parent Benefit Plan, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each such Parent Benefit Plan is in compliance and has been administered in accordance with its terms and applicable Law, including ERISA and the Code and (B) there are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the knowledge of Parent, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.
(d)With respect to each Parent Benefit Plan that is an employee welfare benefit plan, all claims incurred by Parent are (A) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, or (B) covered under a contract with a health maintenance organization pursuant to which such organization bears the liability for claims. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than coverage mandated by COBRA or applicable Law.
(e)Neither Parent nor any other entity which, together with Parent, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has or could have any liability in respect of, or has in the past three years sponsored, maintained, contributed to or had any liability in respect of, (A) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (B) any defined benefit plan, whether or not subject to ERISA, (C) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (D) a “multiemployer plan”, as defined in Section 3(37) of ERISA, (E) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (F) a “funded welfare plan” within the meaning of Section 419 of the Code.
(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) result in any material payment becoming due to any current or former employee or other service provider of Parent or its Subsidiaries, (B) materially increase the compensation or benefits payable, including equity benefits, under any Parent Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Parent Benefit Plan, (D) require any contributions or payments to fund any obligations under any Parent Benefit Plan, or (E) limit or restrict the right of Parent to merge, amend, or terminate any Parent Benefit Plan. Without limiting the generality of the foregoing, no amount payable to any current or former service provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions (either alone or together with any other event) under any Parent Benefit Plan or other compensation arrangement would be nondeductible under Section 280G of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider for any Taxes incurred by such service provider under Section 409A or 4999 of the Code, or any interest or penalty related thereto.
(g)Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Parent Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
(9)Compliance with Laws; Privacy and Security.
(a)The businesses of Parent and each of its Subsidiaries have not been since January 1, 2017, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except with respect to the regulatory matters covered by Section 5.6, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, except for those such investigations or reviews the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(b)Parent and its Subsidiaries possess, and Parent and its Subsidiaries have been at all times and are in compliance with all material Permits from all applicable Governmental Entities necessary to conduct its business as now conducted and to own, lease or operate their properties, including all such Permits required by Environmental Law, the USDA, the FDA and DEA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, dietary supplements, hemp or cannabis products, except for such noncompliance that has not, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to Parent’s knowledge, oral notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Permit. Neither Parent nor any of its Subsidiaries nor, to Parent's knowledge, any officer, employee or agent of Parent has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or any similar Law of any other Governmental Entity. Neither Parent, nor any of its Subsidiaries nor any of its officers, employees, or to Parent’s knowledge, any of its other Representatives has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA, the USDA, the DEA or any similar Governmental Entity. All material Permits are in full force and effect.

(c)Parent and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws administered or issued by the FDA or any similar Governmental Entity, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Parent and its Subsidiaries, or complaint handling or adverse event reporting, except for such noncompliance that has not, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(d)The properties, business and operations of Parent and its Subsidiaries, including without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing and distribution of all Company and Subsidiary products, have for the past three years been and are being conducted in all material respects in accordance with all applicable Laws of all Governmental Entities or regulatory agencies, including, but not limited to, those administered and promulgated by the FDA, the USDA, the DEA and any foreign equivalent thereto, including without limitation those relating to investigational use, current “Good Manufacturing Practices” labeling, record keeping, reporting of adverse events and filing of reports.  Parent has not had any product or manufacturing site subject to a governmental shutdown or import or export prohibition, nor received from the FDA Form 483 or other Governmental Entity notice of inspection or observations, “warning letters”, “untitled letters”, or similar correspondence of written notice from any Governmental Entity in respect of the business operations of Parent and alleging or asserting noncompliance with any applicable Laws of any Governmental Entities or the Permits required in Section 4.2(i)(ii) and, to the knowledge of Company, no Governmental Entity is considering such action.
(e)Except for any noncompliance that has not had and would not reasonably be expected to have a Parent Material Adverse Effect, the actual practices of Parent and its Subsidiaries with respect to the security, processing, collection, storage, retention, use, transfer, disclosure and disposal of Personal Information complies and since January 1, 2017, has complied with (A) to the extent applicable the requirements of Laws, (B) any representations made by Parent or any of its Subsidiaries in any privacy policy provided to consumers or made available to the public, and (C) contractual obligations concerning privacy, data protection or data security.
(f)Parent and its Subsidiaries have taken, and are currently taking, reasonable measures to (A) protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information and from the loss or theft of Personal Information, and (B) detect breaches of Personal Information. Since March 20, 2019, to Parent’s knowledge, neither Parent nor any of its Subsidiaries have suffered a material security breach, compromise or instance of unauthorized access or use relating to or affecting any Personal Information, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(10)Takeover Statutes. Assuming that the representation of the Company in Section 4.1(s) (Ownership of Parent Voting Stock) is accurate, the board of directors of Parent has taken all necessary action to render inapplicable to this Agreement, the Mergers and the transactions contemplated hereby the restrictions on “business combination” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL and no other Takeover Statute or any anti-takeover provision in the Parent Certificate of Incorporation and bylaws of Parent is applicable in connection with this Agreement to the Parent Common Stock, the Mergers or the other transactions contemplated by this Agreement.
(11)Environmental Matters.
(a)Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, except for noncompliance which would not, individually or in the aggregate, be reasonably be expected to have a Parent Material Adverse Effect.
(b)Neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.
(c)Parent and its Subsidiaries have not received in the past five years any currently unresolved written notice of any violation of, or liability or investigatory, corrective or remedial obligation under, any Environmental Laws, except for such notice the subject matter of which, if determined adversely to Parent or any of its Subsidiaries, would not reasonably be expected to have a Parent Material Adverse Effect.
(d)Parent and its Subsidiaries has disposed of or arranged for disposal of, or transported hazardous materials or wastes in compliance with all applicable Environmental Laws, such that no Parent Material Adverse Effect would reasonably be expected to arise from any such disposal or transportation.
(12)Taxes.
(a)All income and other material Tax Returns required to be filed by Parent and each of its Subsidiaries have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, correct and complete in all material respects, and all Taxes shown on such Tax Returns as due and payable by Parent and each of its Subsidiaries have been paid in full.
(b)Parent and each of its Subsidiaries have withheld and paid all material amounts of Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c)In the past three years, no written claim has been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that Parent or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax in that jurisdiction.

(d)There is no Tax deficiency outstanding, assessed or proposed, in each case, in writing against Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(e)There are currently no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings concerning any material Tax Return or material Taxes of Parent or its Subsidiaries, and Parent and its Subsidiaries have not received any written notice from any Governmental Entity that it intends to conduct such a proceeding.
(f)There are no Liens on the assets of Parent or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.
(g)Neither Parent nor any of its Subsidiaries is a party to, or bound by, any Tax indemnification, allocation, sharing or similar agreement that reasonably would be expected to give rise to a liability for Taxes after the Closing, other than the TRA, or any such agreement exclusively between or among Parent and any of its Subsidiaries, or an agreement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes.
(h)Neither Parent nor any of its Subsidiaries has requested or received any private letter ruling, technical advice memoranda or similar agreement or ruling from any Governmental Entity with respect to Taxes.
(i)Neither Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes, other than a group the common parent of which is or was Parent. Neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(j)In the two years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in connection with a distribution described in Section 355 of the Code.
(k)Neither Parent nor any of its Subsidiaries is, or has been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(l)Neither Parent nor any of its Subsidiaries has (1) claimed deductions in computing taxable income for expenses that are not allowed under Section 280E of the Code, or (2) capitalized expenses otherwise described as nondeductible under Section 280E of the Code as part of inventory cost and realized such amounts as a deduction for cost of goods sold to reduce gross income and resulting taxable income (or to create or increase a net operating loss).

(m)As of the date of this Agreement, neither Parent nor any of its Affiliates has taken, intends to take, or has agreed to take any action, or is aware of any fact or circumstance that would prevent or impede the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.
(n)Parent has fully and timely paid all amounts due and payable under the TRA. All liabilities of Parent under the TRA not yet due and payable have been properly accounted for by Parent in a manner consistent with GAAP.
(o)Neither Parent nor any of its Subsidiaries has taken any action that would reasonably be expected to have the effect of requiring the application of one or more Valuation Assumptions (as defined in the TRA) in determining Parent’s obligations under the TRA. Neither Parent nor any of its Subsidiaries has taken any action with the intention of otherwise increasing, accelerating or fixing Parent’s liability under the TRA. There has not been, and, assuming that (i) the representations of the Company in Section 4.1(b) (Capital Structure of the Company) are accurate and (ii) prior to the Merger 1 Effective Time, the Company nominates the Company Designees who satisfy the requirements of Section 2.8(a) and the Parent Board recommends, approves and designates such Company Designees to serve on the Parent Board following the Merger 1 Effective Time, the consummation of the Mergers will not constitute, a Change of Control (as defined in the TRA).
(p)GH LLC is classified as a partnership for U.S. federal income tax purpose. GH LLC has had a valid election under Section 754 of the Code (and any analogous state, local, and foreign Tax Law) (each a “Section 754 Election”) in effect at all times since 2015 through the date hereof and will have a valid Section 754 Election in effect through the Closing Date. Section 4.2(l)(xv) of the Parent Disclosure Letter lists (i) the entity classification of each of the Subsidiaries of GH LLC for U.S. federal income tax purpose, and (ii) all entity classification elections and Section 754 Elections made for Subsidiaries of GH LLC. Parent has made available to Company true and complete copies of all Section 754 Elections and entity classification elections made for GH LLC and its Subsidiaries.
(13)Financial Institutions. Parent and each of its Subsidiaries have informed its current banking and financial services partners about the scope and nature of their businesses in all material respects and provided information that is true and correct in all material respects to such partners as requested by them to conduct due diligence and risk-rate such businesses for purposes of compliance with all applicable Anti-Money Laundering Laws and Laws with respect to combatting the financing of terrorism, and have provided such banking and financial services partners with any material changes or material updates to the scope and nature of such businesses as necessary and appropriate for such purposes.
(14)Labor Matters.
(a)Parent has provided the Company with an accurate and complete list, as of the date hereof, of all (A) employees of Parent and its Subsidiaries, including for each employee, employee ID, work location, title or position, exempt or nonexempt status, annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, and date of hire, and (B) individuals who are currently performing services for Parent and its Subsidiaries who are classified as independent contractors, including for each such independent contractor, the state in which they perform services, their compensation, and a brief description of the services provided. Except as set forth in Section 4.2(n)(i) of the Parent Disclosure Letter, all employees of Parent and its Subsidiaries are employed on an at-will basis, which means that their employment can be terminated at any time, with or without advance notice, for any reason or no reason at all. No employee of Parent or any of its Subsidiaries have been granted the right to continued employment by Parent or any successor.
(b)Parent and its Subsidiaries have complied with all Laws related to the terms and conditions of employment or retention of its employees, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers’ compensation, and the payment of social security and other Taxes, except where such noncompliance would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries have no liability under any Law related to employment or retention of any employee and attributable to an event occurring or a state of facts existing prior to the date of this Agreement, except for such liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
(c)As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Since January 1, 2017, there have been no slowdowns, work stoppages, lockouts, strikes, or other labor disputes or union organizing activities, or any similar activity or dispute, affecting Parent, its Subsidiaries or any of their employees while performing services for Parent or any of its Subsidiaries. There is not now pending, and to the knowledge of Parent, threatened, any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute.
(d)Parent and its Subsidiaries are in full compliance with the WARN Act and any applicable state Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity. No reduction in the notification period under the WARN Act is being relied upon by Parent.
(15)Ownership of Shares. None of Parent and its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or Section 78.423 of the NRS. None of Parent and its Affiliates

beneficially owns any Shares or other securities of the Company or any option, warrants or other rights to acquire Shares or other securities of, or any other economic interest in, the Company.
(16)Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries (the “Parent Insurance Policies”) provide adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Insurance Policy is in full force and effect and all premiums due with respect to all Parent Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(17)Intellectual Property.
(a)Parent and its Subsidiaries own (solely or jointly), free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations as currently conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. The Intellectual Property owned by Parent or its Subsidiaries is, to Parent’s knowledge, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting Parent’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To Parent’s knowledge, the conduct of Parent’s and its Subsidiaries’ business does not and did not, during the six-year period immediately preceding the date of this Agreement, infringe or misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party except to the extent such infringements, misappropriations, dilutions or other violations would not reasonably be expected to have a Parent Material Adverse Effect.
(b)Each current and former employee, officer, founder, consultant and contractor of Parent or any of its Subsidiaries who has contributed to the creation, development, invention, conception or discovery of any Intellectual Property for or on behalf of Parent or its Subsidiaries has executed and delivered to Parent or the applicable Subsidiary a valid and enforceable agreement that irrevocably assigns to Parent or the applicable Subsidiary all right, title and interest in and to any Intellectual Property arising from such Person’s work for Parent or the applicable Subsidiary that is material to the Company’s and the applicable Subsidiary’s business.
(c)Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned or purported to be owned by or provided to Parent and its Subsidiaries that are material to the Company’s and its Subsidiaries’ business. To Parent’s knowledge, there has been no disclosure of any such Trade Secrets of or relating to Parent or any of its Subsidiaries to any person, except for disclosures made subject to confidentiality terms that are reasonable under the circumstances to maintain the secrecy of such Trade Secrets. To Parent’s knowledge, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property of Parent or any of its Subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(d)Parent and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business.
(e)The IT Assets owned, used or held for use by Parent or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Parent and its Subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures for operate or perform, that individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2016, to Parent’s knowledge, there have been no security breaches, unauthorized access or other adverse integrity or security access incidents affecting the IT Assets of Parent or any of its Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. The Parent and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.
(18)Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Mergers or the other transactions contemplated by this Agreement, except as set forth in Section 4.2(r) of the Parent Disclosure Letter.
(19)Opinion of Parent’s Financial Advisor. The Parent Special Committee has received the opinion of its financial advisor, Canaccord Genuity Corp., to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.
(20)Material Contracts and Governmental Contracts.
(a)Except as set forth in Section 4.2(t) of the Parent Disclosure Letter, and excluding any Parent Benefit Plan, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:
(i)any lease of real or personal property providing for annual rentals of $250,000 or more;
(ii)any Contract that (I) is reasonably likely to require either (x) annual payments to or from Parent and its Subsidiaries of more than $500,000, or (y) aggregate payments to or from Parent and its Subsidiaries of more than $500,000, or (II) is between Parent or any of its Subsidiaries and any of Parent’s vendors, suppliers or customers and that (x) represented greater than 5% of Parent’s consolidated cost of sales or (y) the sale of products purchased from a vendor or supplier to Parent pursuant to such Contract or sold to a customer of Parent pursuant to such Contract represented greater than 5% of Parent’s consolidated net sales, in each case in the last 12 full calendar months prior to the date hereof;;
(iii)any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Parent or any of its Subsidiaries;
(iv)any Contract (other than among direct or indirect wholly-owned Subsidiaries of Parent) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;
(v)any Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10K pursuant to Item 601(b)(10) of Regulation SK under the Securities Act and not otherwise specified in a sub-clause of this Section 4.2(t);
(vi)any Contract that (I) purports to limit in any material respect either the type of business in which or third parties with whom Parent or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (II) grants “most favored nation” status, (III) prohibits or limits the rights of Parent or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights (including any grants of non-asserts or exclusive rights or licenses to any third party), (IV) grants any rights of first refusal, first negotiation or similar to any third party, (V) require Parent or its Subsidiaries to purchase or otherwise acquire its requirements for or output of products and services from a third party, (VI) contain any exclusive dealing or similar arrangements restricting the activities of Parent or any of its Subsidiaries, or (VII) contain any profit sharing or similar arrangements, in each case (I) – (VII) that is material to Parent and its Subsidiaries, taken as a whole;
(vii)any Contract that contains a put, call or similar right pursuant to which Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a purchase price of more than $500,000; and
(viii)any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect
(the Contracts described in clauses (A) – (H), collectively, the “Parent Material Contracts”).
(b)A copy of each Parent Material Contract has previously been delivered to the Company. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each such Parent Material Contract is a valid and binding agreement of Parent or one of its Subsidiaries, enforceable against such person in accordance with its terms (and to the knowledge of Parent is enforceable against each other party thereto), as the case may be, and is in full force and effect, and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default or breach under, or has defaulted or breached, the terms of any such Parent Material Contract. Neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication regarding any actual or possible material violation or breach of, or material default under, any Parent Material Contract.
(21)Affiliate Transactions. Except for directors’ and employment-related Parent Material Contracts filed or incorporated by reference as an exhibit to a Parent Report filed by Parent prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of Parent is a party to any Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Parent or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.
(22)Relationships with Customers, Suppliers, Distributors and Sales Representatives. Neither Parent or any of its Subsidiaries has received any written or, to the knowledge of Parent, oral communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with Parent or any of its Subsidiaries, except for such cancellations, terminations, modifications or nonrenewals which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.
(23)Anti-Money Laundering. The operations of Parent and its Subsidiaries are and have been conducted, at all times, in compliance, in all material respects, with all applicable Anti-Money Laundering Laws, and no Action by or before any Governmental Entity against Parent with respect to Anti-Money Laundering Laws is pending. None of Parent nor its Subsidiaries has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Parent, its Subsidiaries and their operations. Neither Parent, any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, agent, employee, affiliate or Person acting on behalf of Parent or any of its Subsidiaries has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(24)FCPA; Etc. None of Parent, any of its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of Parent or any of its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the

regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), and to the knowledge of Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Parent or its Subsidiaries or any of its Affiliates.
(25)Merger Subs.
(a)All of the limited liability interests of Merger Sub 1 are, and at the Merger 1 Effective Time will be, owned by Parent, and there are (A) no other equity interests of Merger Sub 1, (B) no equity or debt interests of Merger Sub 1 convertible into or exchangeable for equity interests of Merger Sub 1, and (C) no options or other rights to acquire from Merger Sub 1, and no obligations of Merger Sub 1 to issue, any equity interests, or equity or debt interests convertible into or exchangeable for equity interests of Merger Sub 1. Merger Sub 1 has not conducted any business prior to the date of this Agreement and has no, and prior to the Merger 1 Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.
(b)All of the limited liability interests of Merger Sub 2 are, and at the Merger 2 Effective Time will be, owned by Parent, and there are (A) no other equity interests of Merger Sub 2, (B) no equity or debt interests of Merger Sub 2 convertible into or exchangeable for equity interests of Merger Sub 2, and (C) no options or other rights to acquire from Merger Sub 2, and no obligations of Merger Sub 2 to issue, any equity interests, or equity or debt interests convertible into or exchangeable for equity interests of Merger Sub 2. Merger Sub 2 has not conducted any business prior to the date of this Agreement and has no, and prior to the Merger 2 Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.
iii.No Other Representations and Warranties
.
(1)Except for the representations and warranties of the Company contained in Section 4.1 or in any certificates delivered by the Company pursuant to Section 6.2, Parent and the Merger Subs acknowledge that none of the Company or any of its Affiliates or such parties’ respective Representatives, nor any other person on behalf of the Company, makes, and none of Parent or the Merger Subs has relied upon, or is entitled to rely upon, any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided or made available by them or on their behalf to Parent or the Merger Subs or their respective Representatives in connection with this Agreement (and including as to the correctness or completeness of any such information), including any information, documents, projections, forecasts or other material made available to Parent or the Merger Subs or their respective Representatives in certain “data rooms” or management presentations or meetings in expectation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.3(a) shall limit Parent’s or the Merger

Subs’ remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in Section 4.1 or in any certificates delivered by the Company pursuant to Section 6.2.
(2)Except for the representations and warranties of Parent and the Merger Subs contained in Section 4.2 or in any certificates delivered by Parent pursuant to Section 6.3, the Company acknowledges that none of Parent or the Merger Subs or any of their respective Affiliates or such parties’ respective Representatives, nor any other person on behalf of Parent or the Merger Subs, makes, and the Company has not relied upon, or is entitled to rely upon, any other express or implied representation or warranty with respect to Parent or the Merger Subs or any of their respective Affiliates or with respect to any other information provided or made available by them or on their behalf to the Company or its Representatives in connection with this Agreement (and including as to the correctness or completeness of any such information), including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations or meetings in expectation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.3(b) shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent and the Merger Subs in Section 4.2 or in any certificates delivered by Parent pursuant to Section 6.3.
Article V.

Covenants
i.Interim Operations
.
(1)The Company agrees that, after the date of this Agreement and prior to the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms, (w) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (x) except as otherwise expressly permitted by this Agreement, (y) except as required by applicable Laws, or (z) except as set forth in Section 5.1(a) of the Company Disclosure Letter, the business of it and its Subsidiaries shall be conducted in the Ordinary Course of Business, and, to the extent consistent therewith, it shall, and it shall cause its Subsidiaries to, use its and their respective commercially reasonable efforts to preserve their business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having significant business dealings with them to the end that their good will and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms, except (X) as otherwise expressly permitted by this Agreement, (Y) as Parent may consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), or (Z) as set forth in Section 5.1(a) of the Company Disclosure Letter, it will not and will not permit its Subsidiaries to:

(a)adopt or propose any change in the Company’s articles of incorporation or bylaws or the organizational documents of any of the Company’s Subsidiaries;
(b)merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries and except in connection with any transaction in accordance with Section 5.1(a)(xiii), or restructure, reorganize or completely or partially liquidate;
(c)other than (A) in connection with the exercise or settlement of Company Equity Awards, (B) as permitted by Section 5.1(a)(xi), or (C) as disclosed in Section 5.1(a)(xi) of the Company Disclosure Letter, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (i) grants of Company Equity Awards to new hires in the Ordinary Course of Business or (ii) grants of Company Equity Awards up to $100,000, in the aggregate, to non-executive officer employees;
(d)make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect Subsidiaries), other than advances to employees in the Ordinary Course of Business;
(e)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
(f)other than in connection with tax withholdings related to a Company Equity Award, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or securities convertible or exchangeable into or exercisable for any shares of the Company’s capital stock;
(g)incur any indebtedness or guarantee any indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) guarantees incurred in compliance with this Section 5.1(a) by it of indebtedness of its wholly-owned Subsidiaries, or (B) interest rate swaps on customary commercial terms consistent with past practice;
(h)except as may be required as a result of a change in applicable Law or GAAP or as required by the Company’s auditors or accountants, make any changes with respect to accounting policies or procedures;

(i)except as may be required as a result of a change in applicable Law, make, change or revoke any material Tax election, material method of Tax accounting or any annual Tax accounting period;
(j)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in connection with services and products provided in the Ordinary Course of Business and sales of obsolete assets, (B) Liens securing indebtedness in accordance with Section 5.1(a)(vii), (C) pursuant to Contracts in effect prior to the date of this Agreement, and (D) assets with a fair market value of less than $500,000 in the aggregate;
(k)other than (A) as set forth on Section 5.1(a)(xi) of the Company Disclosure Letter, (B) as required by any Company Benefit Plan in effect on the date of this Agreement, or (C) as required by applicable Law, (1) materially increase any compensation or benefit provided or to be provided to any current or former employee or other service provider of the Company or any of its Subsidiaries, other than increases in the Ordinary Course of Businesses and increases in compensation to certain employees, who are non-executive officers, which are reasonably necessary to bring such compensation to market level compensation, (2) enter into or adopt any new Company Benefit Plan or amend in any material respect or terminate any Company Benefit Plan, (3) accelerate the funding or vesting of any compensation or benefit, or (4) make any material contribution to any Company Benefit Plan other than contributions made in the Ordinary Course of Business;
(l)enter into, materially amend or terminate any Company Material Contract (or any Contract that would be a Company Material Contract if it were in effect as of the date of this Agreement), except that the Company and its Subsidiaries may (x) enter into Contracts of the types described in clauses (B), (F)(II) or (F)(V) of Section 4.1(t)(i)) and (y) amend Company Material Contracts, so long as such Contracts and amendments will not, in the aggregate, increase the liabilities of the Company and its Subsidiaries by greater than $500,000;
(m)acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than (A) purchases of inventory and other assets in the Ordinary Course of Business or pursuant to existing Contracts, and (B) assets with a fair market value of no greater than $500,000 in the aggregate;
(n)make any payment or accrual of, or commit to, capital expenditures for any period that are greater than 105% of the capital expenditures reflected in the Company’s capital expenditure budget provided to Parent prior to the date hereof;
(o)compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements with no obligation of the Company and its Subsidiaries other than payment of cash (A) in the Ordinary Course of Business or (B) not to exceed $300,000 in the aggregate for all such compromises, settlements and agreements under this clause (B); or
(p)agree, authorize or commit to do any of the foregoing.
(2)Parent agrees that, after the date of this Agreement and prior to the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms, (w) unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (x) except as otherwise expressly permitted by this Agreement, (y) except as required by applicable Laws, or (z) except as set forth in Section 5.1(b) of the Parent Disclosure Letter, the business of it and its Subsidiaries shall be conducted in the Ordinary Course of Business, and, to the extent consistent therewith, it shall, and it shall cause its Subsidiaries to, use its and their respective commercially reasonable efforts to preserve their business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having significant business dealings with them to the end that their good will and ongoing businesses shall be unimpaired at the Closing. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the earlier of the Merger 1 Effective Time and the termination of this Agreement in accordance with its terms, except (X) as otherwise expressly permitted by this Agreement, (Y) as the Company may consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), or (Z) as set forth in Section 5.1(b) of the Parent Disclosure Letter, it will not and will not permit its Subsidiaries to:
(a)adopt or propose any change in Parent’s certificate of incorporation or bylaws or the organizational documents of any of Parent’s Subsidiaries;
(b)merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries and except in connection with any transaction in accordance with Section 5.1(b)(xiii), or restructure, reorganize or completely or partially liquidate;
(c)other than (A) in connection with the exercise or settlement of Parent Equity Awards, (B) issuances pursuant to redemptions of Common Units (as defined in Parent Certificate of Incorporation) pursuant to the GH LLC Agreement in the Ordinary Course of Business, (C) as permitted by Section 5.1(b)(xi), or (D) as disclosed in Section 5.1(b)(xi) of the Parent Disclosure Letter, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (i) grants of Parent Equity Awards to new hires in the Ordinary Course of Business or (ii) grants of Parent Equity Awards up to $100,000, in the aggregate, to non-executive officer employees;

(d)make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect Subsidiaries), other than advances to employees in the Ordinary Course of Business;
(e)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
(f)other than in connection with tax withholdings related to a Parent Equity Award, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Parent’s capital stock or securities convertible or exchangeable into or exercisable for any shares of Parent’s capital stock;
(g)incur any indebtedness or guarantee any indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) guarantees incurred in compliance with this Section 5.1(b) by it of indebtedness of its wholly-owned Subsidiaries, or (B) interest rate swaps on customary commercial terms consistent with past practice;
(h)except as may be required as a result of a change in applicable Law or GAAP or as required by Parent’s auditors or accountants, make any changes with respect to accounting policies or procedures;
(i)except as may be required as a result of a change in applicable Law, make, change or revoke any material Tax election, material method of Tax accounting or any annual Tax accounting period;
(j)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in connection with services and products provided in the Ordinary Course of Business and sales of obsolete assets, (B) Liens securing indebtedness in accordance with Section 5.1(b)(vii), (C) pursuant to Contracts in effect prior to the date of this Agreement, and (D) assets with a fair market value of less than $500,000 in the aggregate;
(k)other than (A) as set forth on Section 5.1(b)(xi) of the Parent Disclosure Letter, (B) as required by any Parent Benefit Plan in effect on the date of this Agreement, or (C) as required by applicable Law, (1) materially increase any compensation or benefit provided or to be provided to any current or former employee or other service provider of Parent or any of its Subsidiaries, other than increases in the Ordinary Course of Businesses and increases in compensation to certain employees, who are non-executive officers, which are reasonably necessary to bring such compensation to market level compensation, (2) enter into or adopt any new Parent Benefit Plan or amend in any material respect or terminate any Parent

Benefit Plan, (3) accelerate the funding or vesting of any compensation or benefit, or (4) make any material contribution to any Parent Benefit Plan other than contributions made in the Ordinary Course of Business;
(l)enter into, materially amend or terminate any Parent Material Contract (or any Contract that would be a Parent Material Contract if it were in effect as of the date of this Agreement), except that Parent and its Subsidiaries may (x) enter into Contracts of the types described in clauses (B), (F)(II) or (F)(V) of Section 4.2(t)(i)) and (y) amend Parent Material Contracts, so long as such Contracts and amendments will not, in the aggregate, increase the liabilities of Parent and its Subsidiaries by greater than $500,000;
(m)acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than (A) purchases of inventory and other assets in the Ordinary Course of Business or pursuant to existing Contracts, and (B) assets with a fair market value of no greater than $500,000 in the aggregate;
(n)make any payment or accrual of, or commit to, capital expenditures for any period that are greater than 105% of the capital expenditures reflected in Parent’s capital expenditure budget provided to the Company prior to the date hereof;
(o)compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements with no obligation of Parent and its Subsidiaries other than payment of cash (A) in the Ordinary Course of Business or (B) not to exceed $300,000] in the aggregate for all such compromises, settlements and agreements under this clause (B);
(p)take, or fail to take, any action the taking or failure to take of which would have, or could reasonably be expected to have, the effect of (A) causing, triggering or resulting in any payments pursuant to Article IV of the TRA, including any such payments arising as a result of a Change of Control (as defined in the TRA), or (B) failing to satisfy any material obligations imposed on Parent pursuant to the terms of the TRA; or
(q)agree, authorize or commit to do any of the foregoing.
(3)Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Merger 1 Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Merger 1 Effective Time, in each case, in violation of applicable Law. Prior to the Merger 1 Effective Time, each of Parent, the Merger Subs, and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
ii.Company Acquisition Proposals

.
(1)Except as permitted by, and subject to, Section 5.2(b), Section 5.2(d) and Section 5.2(f), from the date of this Agreement until the earlier of the Merger 1 Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize (and shall use commercially reasonable efforts to cause the Representatives of the Company not to), directly or indirectly through another Person, (i) solicit, initiate, seek or knowingly encourage or knowingly facilitate any inquiry, discussion, request, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, discussion, request, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions regarding, or furnish to any Person other than Parent or its Representatives, any non-public information or data with respect to any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case, providing for a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 5.2(b)) or requiring or having the effect of requiring the Company to abandon, terminate or materially breach its obligations hereunder or fail to consummate the Mergers (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Subject to the other provisions of this Section 5.2, from and after the date of this Agreement, the Company agrees that it shall, and shall cause each of its Subsidiaries and shall direct its and their respective Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal and shall terminate access of any such Person to any data room (virtual or actual) containing any information relating to the Company or its Subsidiaries with respect to any Company Acquisition Proposal.
(2)Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to the Company’s compliance with this Section 5.2 (other than Section 5.2(a)), if, prior to obtaining the Requisite Company Vote, (i) the Company or any Subsidiary of the Company receives an unsolicited written Company Acquisition Proposal made by a third party after the date of this Agreement that the Company Board believes in good faith to be bona fide, (ii) such the Company Acquisition Proposal was not the result of a material violation of this Section 5.2 (provided that the parties agree that, in connection with a bona fide Company Acquisition Proposal by a third party, the Company and the Company Board may request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal), and (iii) the Company Board determines in good faith (after consultation with outside counsel and the Company’s financial advisor) that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then Company may (and may authorize the Subsidiaries of the Company and their Representatives to) (A) furnish non-public information with respect to the Company and its

Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or as promptly as practicable after it is provided to such Person (but in any event within 48 hours thereafter), and (B) engage in discussions and participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal in any manner that the Company Board deems appropriate in its sole and absolute discretion.
(3)Except as provided in Section 5.2(d), the Company Board shall not (i) (A) fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or any of the other transactions contemplated hereby, (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (C) fail to include in the Prospectus/Proxy Statement a recommendation that the Company’s stockholders approve this Agreement (each such action set forth in this Section 5.2(c)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 5.2(b)).
(4)Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board may (i) make a Company Adverse Recommendation Change (and may thereafter and following the termination of this Agreement pursuant to Article VII cause or permit the Company or any of its Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to an unsolicited written bona fide Company Acquisition Proposal), if (A) such Company Acquisition Proposal was not the result of a material violation of this Section 5.2 and such Company Acquisition Proposal is not withdrawn, and (B) the Company Board has determined in good faith (after consultation with outside counsel and the Company’s financial advisors and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to clause (y) below) that such Company Acquisition Proposal constitutes a Company Superior Proposal and has reasonably determined (after consultation with outside counsel) that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; and (ii) make a Company Adverse Recommendation Change if, in the absence of a Company Acquisition Proposal, (A) a Company Intervening Event has occurred, and (B) the Company Board reasonably determines in good faith (after consultation with outside counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to clause (y) below) that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; so long as, in each case ((i) and (ii)), (x) three business days prior to making any such Company Adverse Recommendation Change, Company has notified Parent in writing that the Company Board intends to make a Company Adverse Recommendation Change in connection with a Company Superior Proposal or a Company Intervening Event (each, a “Company Change Notice”) and which Company Change Notice shall specify, in a case where such Company Change Notice relates to a Company Superior Proposal, the identity of the party who made such Company Superior Proposal and all of the material terms and conditions of such Company Superior Proposal and attach a copy of the most current version of the related Company Alternative Acquisition Agreement, and, in a case where such Company Change Notice relates to a Company Intervening Event, a description of such Company Intervening Event, and (y) during the three business days beginning on the date of delivery of the applicable Company Change Notice to Parent, the Company shall have offered to negotiate with (and, if accepted, negotiated, and caused its Representatives to negotiate, in good faith with) Parent (to the extent that Parent desires to negotiate) in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal (provided that any material amendment, material supplement or material modification to any Company Acquisition Proposal shall be deemed a new Company Acquisition Proposal and the Company may not terminate this Agreement pursuant to Article VII or make a Company Adverse Recommendation Change pursuant to clause (i) of this Section 5.2(d) unless the Company has again complied with the requirements of this Section 5.2(d) with respect to each such new Company Acquisition Proposal including sending a Company Change Notice with respect to each such new Company Acquisition Proposal (except that the new negotiation period under this Section 5.2(d)(y)(1) with respect to any revised Company Acquisition Proposal shall be two business days, instead of three business days)), and (2) in circumstances not involving a Company Acquisition Proposal, the adjustments obviate the need for the Company Board to make a Company Adverse Recommendation Change.
(5)In the event that the Company, any Subsidiary of the Company or any of their respective Representatives receives from a Person or group of related Persons a Company Acquisition Proposal or any request for nonpublic information regarding the Company or any of its Subsidiaries from a third party that informs the Company that it is making or intends to make a Company Acquisition Proposal, the Company shall promptly (but in no event more than 48 hours following receipt of such Company Acquisition Proposal or such request for information) notify Parent of the receipt of such Company Acquisition Proposal or such request for information. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Company Acquisition Proposal, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal, or, if not made in writing, a written description of the material terms thereof, provided that the Company shall not be required to provide any such information to Parent to the extent that such disclosure is prohibited by the terms of any confidentiality agreement between the Company and any such Person entered into prior to the date hereof, provided, further, that the Company shall not be entitled to furnish any additional nonpublic information to or enter into any discussions or negotiations with any such Person submitting any such Company Acquisition Proposal as otherwise permitted by Section 5.2(b) (other than to request a waiver of any confidentiality restrictions limiting the provision of such information to Parent) prior to the provision of such information to Parent. The Company shall keep Parent reasonably apprised, on a reasonably current basis, of any material developments with respect to discussions and negotiations concerning any such Company Acquisition Proposal, including by providing a copy of all amendments to such Company Acquisition Proposal and drafts of proposed agreements in respect of such Company Acquisition Proposal. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.
(6)Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act pending disclosure of its position thereunder, or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), the Company Board reasonably determines that failure to so disclose would be inconsistent with the duties of the members of the Company Board under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change); provided that (A) neither the Company nor the Company Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as permitted by Section 5.2(d), and (B) any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board, in connection with such communication, publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or such disclosure refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.
(7)For purposes of this Agreement:
(a)“Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture (other than joint ventures in the ordinary course), transfer or disposition or similar transaction, (A) of assets or businesses of Company and its Subsidiaries, taken as a whole, (x) that generate 20% or more of the net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (y) that represent 20% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company (including through any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of the Company, or (C) any combination of the foregoing, in each case ((A) through (C)), other than the Mergers and the other transactions contemplated by this Agreement.
(b)“Company Intervening Event” means a material fact, event, circumstance, development, effect, condition or change that occurs, arises or comes to the attention of the Company Board after the date of this Agreement that (A) affects the business, assets or operations of Company or the Company Subsidiaries, (B) was not known to, or reasonably foreseeable by, the Company Board (assuming consultations with appropriate officers and Representatives of Company) on the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement), and (C) becomes known to the Company Board prior to receipt of the Requisite Company Vote; provided that (x) the receipt, existence of or terms of a Company Acquisition Proposal shall not constitute, or be considered in determining whether there has been, a Company Intervening Event, and (y) a change in the market price or trading volume of the equity or debt securities of Company or of the equity or credit ratings or the ratings outlook for Company or any of the Company Subsidiaries by any applicable rating agency shall not (in and of themselves) constitute a Company Intervening Event (provided, further, that the underlying causes of such change or fact shall not be excluded by this clause (y)).
(c)“Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that, if consummated, would be more favorable to the stockholders of the Company, taken as a whole, from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal).
(d)References in this Section 5.2 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b) Company outside counsel shall mean, as applicable, outside counsel to Company or a duly authorized committee thereof.
iii.Parent Acquisition Proposals
.
(1)Except as permitted by, and subject to, Section 5.3(b), Section 5.3(d) and Section 5.3(f), from the date of this Agreement until the earlier of the Merger 1 Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize (and shall use commercially reasonable efforts to cause the Representatives of Parent not to), directly or indirectly through another Person, (i) solicit, initiate, seek or knowingly encourage or knowingly facilitate any inquiry, discussion, request, proposal or offer with respect to, or the announcement, making or completion of, any Parent Acquisition Proposal, or any inquiry, discussion, request, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions regarding, or furnish to any Person other than the Company or its Representatives, any non-public information or data with respect to any Parent Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case, providing for a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) or requiring or having the effect of requiring Parent to abandon, terminate or materially breach its obligations hereunder or fail to consummate the Mergers (each, a “Parent Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Subject to the other provisions of this Section 5.3, from and after the date of this Agreement, Parent agrees that it shall, and shall cause each of its Subsidiaries and shall direct its and their respective Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Parent Acquisition Proposal and shall terminate access of any such Person to any data room (virtual or actual) containing any information relating to Parent or its Subsidiaries with respect to any Parent Acquisition Proposal.
(2)Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s compliance with this Section 5.3 (other than Section 5.3(a)), if, prior to obtaining the Requisite Parent Vote, (i) Parent or any Subsidiary of Parent receives an unsolicited written Parent Acquisition Proposal made by a third party after the date of this Agreement that the Parent Board believes in good faith to be bona fide, (ii) such Parent Acquisition Proposal was not the result of a material violation of this Section 5.3 (provided that the parties agree that, in connection with a bona fide Parent Acquisition Proposal by third party, Parent and the Parent Board may request clarification of the terms and conditions thereof so as to determine whether such Parent Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Parent Superior Proposal), and (iii) the Parent Special Committee or Parent Board determines in good faith (after consultation with outside counsel and Parent’s financial advisor) that such Parent Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Parent Superior Proposal, then Parent may (and may authorize Subsidiaries of Parent and their Representatives to) (x) furnish non-public information with respect to Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal (and its Representatives) pursuant to a Parent Acceptable Confidentiality Agreement; provided that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or as promptly as practicable after it is provided to such Person (but in any event within 48 hours thereafter), and (y) engage in discussions and participate in negotiations with the Person making such Parent Acquisition Proposal (and such Person’s

Representatives) regarding such Parent Acquisition Proposal in any manner that the Parent Board deems appropriate in its sole and absolute discretion.
(3)Except as provided in Section 5.3(d), the Parent Board shall not (i) (A) fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Parent Board of this Agreement, the Mergers or any of the other transactions contemplated hereby, (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal, or (C) fail to include in the Prospectus/Proxy Statement a recommendation that Parent’s stockholders approve and adopt this Agreement, the Parent Charter Amendment and the Parent Share Issuance (each such action set forth in this Section 5.3(c)(i) being referred to herein as a “Parent Adverse Recommendation Change”), or (ii) cause or permit Parent or any of its Subsidiaries to enter into any Parent Alternative Acquisition Agreement relating to any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement pursuant to Section 5.3(b)).
(4)Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Parent Vote, the Parent Board may (i) make a Parent Adverse Recommendation Change (and may thereafter and following the termination of this Agreement pursuant to Article VII cause or permit Parent or any of its Subsidiaries to enter into any Parent Alternative Acquisition Agreement relating to an unsolicited written bona fide Parent Acquisition Proposal), if (A) such Parent Acquisition Proposal was not the result of a material violation of this Section 5.3 and such Parent Acquisition Proposal is not withdrawn, and (B) the Parent Special Committee or Parent Board has determined in good faith (after consultation with outside counsel and Parent’s financial advisors and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to clause (y) below) that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and the Parent Special Committee or Parent Board has reasonably determined (after consultation with outside counsel) that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Parent Special Committee or Parent Board, as applicable, to the stockholders of Parent under applicable Law; and (ii) make a Parent Adverse Recommendation Change if, in the absence of a Parent Acquisition Proposal, (A) a Parent Intervening Event has occurred, and (B) the Parent Special Committee or Parent Board reasonably determines in good faith (after consultation with outside counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to clause (y) below) that the failure to make such Parent Adverse Recommendation Change would be inconsistent with the duties of the members of the Parent Special Committee or Parent Board, as applicable, under applicable Law; so long as, in each case ((i) and (ii)), (x) three business days prior to making any such Parent Adverse Recommendation Change, Parent has notified the Company in writing that the Parent Board intends to make a Parent Adverse Recommendation Change in connection with a Parent Superior Proposal or a Parent Intervening Event (each, a “Parent Change Notice”) and which Parent Change Notice shall specify, in a case where such Parent Change Notice relates to a Parent Superior Proposal, the identity of the party who made such Parent Superior Proposal and all of the material terms and conditions of such Parent Superior Proposal and attach a copy of the most current version of the related Parent Alternative Acquisition Agreement, and, in a case where such Parent Change Notice relates to a Parent Intervening Event, a description of such Parent Intervening Event, and (y) during the three business days beginning on the date of delivery of the applicable Parent Change Notice to Parent, Parent shall have offered to negotiate with (and, if accepted, negotiated, and caused its Representatives to negotiate, in good faith with) the Company (to the extent that the Company desires to negotiate) in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to a Parent Acquisition Proposal, the Parent Superior Proposal ceases to be a Parent Superior Proposal (provided that any material amendment, material supplement or material modification to any Parent Acquisition Proposal shall be deemed a new Parent Acquisition Proposal and Parent may not terminate this Agreement pursuant to Article VII or make a Parent Adverse Recommendation Change pursuant to clause (i) of this Section 5.3(d) unless Parent has again complied with the requirements of this Section 5.3(d) with respect to each such new Parent Acquisition Proposal including sending a Parent Change Notice with respect to each such new Parent Acquisition Proposal (except that the new negotiation period under this Section 5.3(d)(y)(1) with respect to any revised Parent Acquisition Proposal shall be two business days, instead of three business days)), and (2) in circumstances not involving a Parent Acquisition Proposal, the adjustments obviate the need for the Parent Board to make a Parent Adverse Recommendation Change.
(5)In the event that Parent, any Subsidiary of Parent or any of their respective Representatives receives from a Person or group of related Persons a Parent Acquisition Proposal or any request for nonpublic information regarding Parent or any of its Subsidiaries from a third party that informs Parent that it is making or intends to make a Parent Acquisition Proposal, Parent shall promptly (but in no event more than 48 hours following receipt of such Parent Acquisition Proposal or such request for information) notify the Company of the receipt of such Parent Acquisition Proposal or such request for information. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Parent Acquisition Proposal, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Parent Acquisition Proposal, or, if not made in writing, a written description of the material terms thereof, provided that Parent shall not be required to provide any such information to the Company to the extent that such disclosure is prohibited by the terms of any confidentiality agreement between Parent and any such Person entered into prior to the date hereof, provided, further, that Parent shall not be entitled to furnish any additional nonpublic information to or enter into any discussions or negotiations with any such Person submitting any such Parent Acquisition Proposal as otherwise permitted by Section 5.3(b) (other than to request a waiver of any confidentiality restrictions limiting the provision of such information to Parent) prior to the provision of such information to Parent.  Parent shall keep the Company reasonably apprised, on a reasonably current basis, of any material developments with respect to discussions and negotiations concerning any such Parent Acquisition Proposal, including by providing a copy of all amendments to such Parent Acquisition Proposal and drafts of proposed agreements in respect of such Parent Acquisition Proposal. None of Parent or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to the Company.

(6)Nothing contained in this Section 5.3 shall prohibit Parent or the Parent Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act pending disclosure of its position thereunder, or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Parent Board (after consultation with outside counsel), the Parent Special Committee or the Parent Board reasonably determines that failure to so disclose would be inconsistent with the fiduciary duties owed by the Parent Special Committee or the Parent Board, as applicable, to the stockholders of Parent under applicable Law (for the avoidance of doubt, it being agreed that the issuance by Parent or the Parent Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Parent Adverse Recommendation Change); provided that (A) neither Parent nor the Parent Board shall be permitted to recommend that the stockholders of Parent tender any securities in connection with any tender offer or exchange offer that is a Parent Acquisition Proposal or otherwise effect a Parent Adverse Recommendation Change with respect thereto, except as permitted by Section 5.3(d), and (B) any such disclosure that addresses the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board, in connection with such communication, publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or such disclosure refers to the prior recommendation of the Parent Board, without disclosing any Parent Adverse Recommendation Change.
(7)For purposes of this Agreement:
(a)“Parent Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture (other than joint ventures in the ordinary course), transfer or disposition or similar transaction, (A) of assets or businesses of Parent and its Subsidiaries, taken as a whole, (x) that generate 20% or more of the net revenues or net income of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (y) that represent 20% or more of the consolidated total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of Parent or any resulting parent company of Parent (including through any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Parent, or (C) any combination of the foregoing, in each case ((A) through (C)), other than the Mergers and the other transactions contemplated by this Agreement.
(b)“Parent Intervening Event” means a material fact, event, circumstance, development, effect, condition or change that occurs, arises or comes to the attention of the Parent Board after the date of this Agreement that (A) affects the business, assets or operations of Parent or the Parent Subsidiaries, (B) was not known to, or reasonably foreseeable by, the Parent Board (assuming consultations with appropriate officers and Representatives of Parent) on the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement), and (C) becomes known to the Parent Board prior to receipt of the Requisite Parent Vote; provided that (x) the receipt, existence of or terms of a Parent Acquisition Proposal shall not constitute, or be considered in determining whether there has been, a Parent Intervening Event, and (y) a change in the market price or trading volume of the equity or debt securities of Parent or of the equity or credit ratings or the ratings outlook for Parent or any of the Parent Subsidiaries by any applicable rating agency shall not (in and of themselves) constitute a Parent Intervening Event (provided, further, that the underlying causes of such change or fact shall not be excluded by this clause (y)).
(c)“Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Parent Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that, if consummated, would be more favorable to the stockholders of Parent, taken as a whole, from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Parent Acquisition Proposal).
(d)References in this Section 5.3 to (a) the Parent Board shall mean the board of directors of Parent or a duly authorized committee thereof, and (b) Parent outside counsel shall mean, as applicable, outside counsel to Parent or a duly authorized committee thereof.
iv.Proxy Filing; Information Supplied
.
(1)Parent and the Company shall promptly prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (together with any supplements or amendments thereto, the “S4 Registration Statement”) to register the Parent Class A Common Stock to be issued pursuant to Merger 1 with the SEC as promptly as practicable and in any event no later than 45 days following the date hereof. The S-4 Registration Statement shall include a joint proxy statement to be used for the Company Stockholders Meeting and Parent Stockholders Meeting and a prospectus with respect to the issuance of Parent Class A Common Stock pursuant to Merger 1 (the “Prospectus/Proxy Statement”). Each of Parent and the Company shall use its reasonable best efforts to have the S4 Registration Statement declared effective under the

Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of the Company and Parent.
(2)Each of Parent and the Company shall furnish all information as may be reasonably requested by the other party in connection with the actions set forth above and the preparation, filing and distribution of the S-4 Registration Statement and the Prospectus/Proxy Statement. Each of Parent and the Company will advise the other promptly after it receives any request by the SEC for amendment of the Prospectus/Proxy Statement or the S-4 Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Prior to filing the S-4 Registration Statement (or any amendment or supplement thereto) or mailing the Prospectus/Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.
(3)Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S4 Registration Statement shall, at the time the S4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Mergers, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger 1 Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.
(4)Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Class A Common Stock issuable in connection with Merger 1 for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
v.Stockholders Meetings
.
(1)Company Stockholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the S4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and to cause such vote to be taken; provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders Meeting on any occasion if (i) there are holders of insufficient Shares present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or a request from the SEC or its staff, or (iii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders Meeting in order to (x) give the holders of Shares sufficient time to evaluate any information or disclosure that the Company has sent to the holders of Shares or otherwise made available to the holders of Shares, or (y) to provide additional time to solicit proxies from the holders of Shares; provided, further, that the Company shall not postpone or adjourn the Company Stockholders Meeting to a date that is in the aggregate more than 45 days after the date for which the Company Stockholders Meeting was originally scheduled or to a date on or after three business days prior to the Termination Date (other than, following consultation with Parent, any adjournments or postponements required by applicable Law or a request from the SEC or its staff). The Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company. Subject to Section 5.2, the Company’s board of directors shall recommend the approval of this Agreement and shall take all lawful action to solicit such approval.
(2)Parent Stockholders Meeting. Parent will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Parent Common Stock (the “Parent Stockholders Meeting”) as promptly as practicable after the S4 Registration Statement is declared effective to consider and vote upon this Agreement, the Parent Charter Amendment, the Parent Share Issuance, and the Parent Option Plan Increase and to cause such vote to be taken; provided that nothing herein shall prevent Parent from postponing or adjourning the Parent Stockholders Meeting on any occasion if (i) there are holders of insufficient shares of Parent Common Stock present or represented by a proxy at the Parent Stockholders Meeting to constitute a quorum at the Parent Stockholders Meeting, (ii) Parent is required to postpone or adjourn the Parent Stockholders Meeting by applicable Law or a request from the SEC or its staff, or (iii) the Parent Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Stockholders Meeting in order to (x) give the holders of Parent Common Stock sufficient time to evaluate any information or disclosure that Parent has sent to the holders of Parent Common Stock or otherwise made available to the holders of Parent Common Stock, or (y) to provide additional time to solicit proxies from the holders of Parent Common Stock; provided, further, that Parent shall not postpone or adjourn the Parent Stockholders Meeting to a date that is in the aggregate more than 45 days after the date for which the Parent Stockholders Meeting was originally scheduled or to a date on or after three business days prior to the Termination Date (other than, following consultation with the Company, any adjournments or postponements required by applicable Law or a request from the SEC or its staff). Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent. Subject to Section 5.3, Parent’s board of directors shall recommend the approval and adoption of (x) this Agreement and the transactions contemplated by this Agreement by the Parent Public Shareholders and (y) the Parent Charter Amendment, the Parent Share Issuance and the Parent Option Plan Increase by the requisite stockholders of the Parent and shall take all lawful action to solicit such approvals.
vi.Efforts; Regulatory Approvals
.
(1)Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including (i) making any necessary filings, notices, petitions, statements, registrations, or submissions, including under the HSR Act or the antitrust laws of any Governmental Entity, as promptly as practicable, provided that the parties shall make any filings required under the HSR Act within ten (10) business days of the date of this Agreement; (ii) complying to the extent necessary with any request for information by any Governmental Entity, including any request for additional information and documentary material by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice under the HSR Act; (iii) resolving questions or objections, if any, as may be asserted by any Governmental Entity, including under the antitrust laws; (iv) causing the expiration or termination of the applicable waiting periods under the HSR Act, and obtaining clearance required under the antitrust laws of any Governmental Entity, as soon as practicable; and (v) obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated hereby.
(2)Limitations on Required Actions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, neither Parent nor the Company, nor any of their respective Subsidiaries or Affiliates, shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction on its business or assets, or (iv) take any other action that would limit the right of that party, any of its Subsidiaries, or any of its Affiliates to own or operate its or their businesses or assets.
(3)Cooperation. Subject to applicable Laws, Parent and the Company shall cooperate and consult with each other in connection with obtaining any approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity required to consummate the Mergers and the other transactions contemplated by this Agreement the transactions contemplated hereby, and shall, unless prohibited by law, (i) promptly inform the other party of any communication from any Governmental Entity; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the antitrust laws of any other Governmental Entity; (iii) promptly provide each other with copies of all written communications to or from any Governmental Entity; (iv) use good faith efforts to give each other reasonable advance notice of all meetings, telephone conferences, or other oral communications with any Governmental Entity; and (v) not participate independently in any meeting, telephone conference, or other oral communication with a Governmental Entity without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6(c) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(4)Neither Parent nor the Company, nor any of their respective Subsidiaries or Affiliates, shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement, nor shall any of them withdraw its notification and report form pursuant to the HSR Act or any other filing made to any Governmental Entity, unless the other party has given its prior written consent to such extension, delay, or withdrawal of filing.
vii.Taxation
.
(1)Each of Parent and the Company shall use its reasonable best efforts to cause the Mergers, taken together, to qualify, and shall not take or knowingly fail to take (and shall cause all Affiliates of such party not to take or knowingly fail to take) any action, whether before or after the Merger 2 Effective Time, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(2)Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Sections 6.2(c) and 6.3(c). Parent and the Company shall each use its reasonable best efforts to provide a duly executed tax representation letter dated as of the Closing Date (and, if requested, dated as of the date on which the S-4 Registration Statement is declared effective by the SEC) (the “Parent Tax Certificate” or “Company Tax Certificate,” as applicable), in form and substance reasonably acceptable to the other party, and such other information, in each case, as reasonably requested by each of Company Tax Counsel and Parent Tax Counsel (or their respective replacement counsels, if applicable) for purposes of rendering the opinions described in Sections 6.2(c) and 6.3(c), as applicable.
viii.Access and Reports
. Subject to applicable Law and solely for the purposes of furthering the Mergers and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Merger 1 Effective Time, to its employees, properties, books and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or the Merger Subs herein, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, or (ii) to disclose any legally privileged information of the Company or Parent, as the case may be, or any of its Subsidiaries. All requests for information made pursuant to this Section 5.8 shall be directed to the executive officer or other Person designated by the Company or Parent, as the case may be. Notwithstanding the foregoing, such access may be limited by the parties and their respective Subsidiaries to remote, electronic access in response to COVID-19 to protect the health and safety of the such party and its Subsidiaries’ managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners. All such information shall be governed by the terms of the Confidentiality Agreement, and Parent and the Company shall cause their respective Representatives to comply with the terms of the Confidentiality Agreement.
ix.Stock Exchange Listing and Delisting
. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in Merger 1 to be approved for listing on the NASDAQ Global Market subject to official notice of issuance. If NASDAQ determines that the transactions contemplated by this Agreement would result in a “change of control” under NASDAQ Stock

Market Rule 5110 (the “CoC Rule”), each of Parent and the Company shall use its reasonable best efforts to cause the listing of Parent or the Company, after giving effect to the Mergers, to be approved for initial listing on the NASDAQ Global Market in the manner described in the CoC Rule (it being understood that Parent shall not be required to assist in or make any efforts with respect to (x) the listing of Shares or any other securities of the Company on NASDAQ, or (y) any listing application of the Company other than in connection with the consummation of the transactions contemplated by this Agreement), in each case (a) and (b), prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTCQX Best Market to enable the delisting by the Surviving Company of the Shares from the OTCQX Best Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Merger 1 Effective Time.
x.Publicity
. The initial press release regarding the Mergers shall be a joint press release agreed by the Company and Parent. Thereafter, neither the Company, on the one hand, nor Parent or the Merger Subs, on the other hand, shall issue any press release or make any other public announcement with respect to the Mergers and the other transactions contemplated by this Agreement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), except to the extent the information contained therein relating to the Mergers and the other transactions contemplated hereby is substantially consistent with (a) information included in the initial press release or a press release or other public announcement to which Parent or the Merger Subs (in the case of the Company) or the Company (in the case of Parent or the Merger Subs), as applicable, has previously consented to, or (b) a communications plan approved in writing by the Company and Parent, and further except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity, provided that the foregoing restriction shall not apply to any press release or other public announcement made or proposed to be made by (x) the Company in connection with the receipt of a Company Acquisition Proposal or following a Company Adverse Recommendation Change, or (y) Parent in connection with the receipt of a Parent Acquisition Proposal or following a Parent Adverse Recommendation Change.
xi.Employee Benefits
.
(1)Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who remains an employee of the Surviving Company or any of its Subsidiaries or who becomes an employee of Parent or any of its Subsidiaries (i) base compensation no less favorable than that in effect immediately prior to the Merger 1 Effective Time, (ii) cash bonus, commission and equity compensation opportunities that, on an aggregate basis, are no less favorable than those in effect immediately prior to the Merger 1 Effective

Time, and (iii) other compensation and benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Parent and its Subsidiaries.
(2)Effective as of the Merger 1 Effective Time, Parent shall cause, for all purposes under the benefit plans and arrangements of Parent and its Subsidiaries covering any individual who was employed by the Company or its Subsidiaries as of immediately prior to the Merger 1 Effective Time (the “New Plans”), such individual to be credited with his or her years of service with the Company and its Subsidiaries (including, in each case, their predecessors) before the Merger 1 Effective Time (but not for purposes of benefit accrual, except for vacation, if applicable). In addition, Parent shall cause each employee of the Company and its Subsidiaries, and his or her dependents, to be immediately eligible to participate, without any waiting time, in all New Plans that are welfare benefit plans to the extent coverage under such New Plan replaces or is intended to replace coverage under a comparable Company Benefit Plan (such plans, collectively, the “Old Plans”). In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee of the Company or its Subsidiaries or his or her dependents, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such persons. In addition, any eligible expenses incurred by any employee of the Company or its Subsidiaries or his or her dependents under an Old Plan shall, subject to Parent’s commercially reasonable efforts, be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such persons.
(3)If requested by Parent in writing not less than five business days before the Closing Date, the Company shall adopt resolutions terminating the Company’s 401(k) plan effective as of the day prior to the Closing Date. Upon such termination, Parent shall permit the participants in such plan who are then actively employed by Parent or its Subsidiaries to make rollover contributions of any or all of their “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and including loans) to a 401(k) plan maintained by Parent, assuming that the Company’s 401(k) plan allows for the same.
(4)Nothing contained in this Section 5.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Company, Parent or any of their respective Subsidiaries to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Company, Parent or any of their respective Subsidiaries, or (iv) limit the right of Company, Parent or any of their respective Subsidiaries to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.
xii.Expenses
.

(1)Except as otherwise provided in Section 7.5(b) or in this Section 5.12, whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
(2)All costs, fees and expenses (including fees and expenses of counsel) incurred in connection with the matters set forth in Section 5.6 shall be borne by the party incurring such costs, fees and expenses; provided if either party incurs greater than $200,000, (the “Regulatory Fee Threshold”), the cost, fees and expenses of such party exceeding the Regulatory Fee Threshold shall be borne 50% by Parent and 50% by the Company. For the avoidance of doubt, each party shall pay one-half of any filings fees incurred in connection with filings made under the HSR Act or the antitrust laws of any Governmental Entity.
(3)With respect to the costs, fees and expenses described in Sections 5.12(b) and 5.12(c), Parent and the Company shall conduct a “true-up” within five business days after each calendar month (and, if this Agreement is terminated pursuant to its terms, within five business days following such termination), in order to allocate (and reimburse, to the extent applicable) the fees, costs and expenses in the ratios set forth above on a monthly basis.
xiii.Indemnification; Directors’ and Officers’ Insurance
.
(1)From and after the Merger 2 Effective Time, each of Parent and the Surviving Company shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under Nevada Law, Delaware Law and the Company’s articles of incorporation and bylaws (and each of Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under Nevada Law, Delaware Law and the Company’s articles of incorporation and bylaws), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger 2 Effective Time, including the transactions contemplated by this Agreement, to the fullest extent that the Company would have been permitted under Nevada Law, Delaware Law and the Company’s articles of incorporation and bylaws.
(2)Parent and the Merger Subs agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger 2 Effective Time (and rights for advancement of expenses), whether asserted or claimed prior to, at or after the Merger 2 Effective Time, in favor of any Indemnified Party as provided in the (i) Company's articles of incorporation, (ii) the Company's bylaws, (iii) the respective comparable organizational documents of the Company’s Subsidiaries, and (iv) any indemnification or other agreements (clauses (i) through (iv), collectively, the “Indemnification Agreements”) of the

Company or any Subsidiary of the Company (in the case of each such Indemnification Agreement, as in effect on the date of this Agreement) will survive the Mergers and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims or potential claims against such directors, officers or employees, as applicable and subject to Nevada Law and Delaware Law, arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom are finally disposed of) or such later date as is provided pursuant to the terms thereof, and from and after the Merger 1 Effective Time, Parent will comply with and honor, and will cause the Surviving Company to comply with and honor, the foregoing obligations. From and after the Merger 2 Effective Time, Parent and the Surviving Company will not amend, repeal or otherwise modify the organizational documents of the Surviving Company or the Company’s Subsidiaries in any manner that could reasonably be expected to adversely affect the rights thereunder of any such director or officer with respect to their acts or omissions occurring at or prior to the Merger 2 Effective Time.
(3)The Surviving Company shall, and Parent shall cause the Surviving Company to (at Parent’s option) either (i) continue to maintain in effect for a period of at least six years from and after the Merger 1 Effective Time the directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, (ii) purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or (iii) obtain and pay for “tail” D&O Insurance with a claims period of at least six years from and after the Merger 1 Effective Time with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Merger 1 Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier; provided that in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Prior to the Merger 1 Effective Time, the Company and Parent shall use their respective reasonable best efforts to obtain the D&O Insurance that meets the requirements set forth above at the best available price.
(4)If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 5.13.

(5)The provisions of this Section 5.13 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(6)The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.
xiv.Other Actions by the Company and Parent
.
(1)Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, each of Parent and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
(2)Section 16 Matters. Each of the Company and Parent shall, prior to the Merger 1 Effective Time and to the extent permitted by applicable Law, take all such reasonable actions within its control as may be necessary pursuant to Rule 16b3 under the Exchange Act to exempt (i) the conversion of Shares and Company Equity Awards into Parent Common Stock and Parent Equity Awards, as the case may be, and (ii) the acquisition of Parent Common Stock and Parent Equity Awards, as the case may be, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.
(3)From the Closing until the date that is 12 months after the Closing, any action proposed to be taken by Parent that would have, or would reasonably be expected to have, the effect of causing, triggering or resulting in any payments pursuant to Article IV of the TRA, including any such payments arising as a result of a Change of Control (as defined in the TRA), shall, to the extent such action would not otherwise require the approval of the Parent Board, require the approval of a majority of the independent members of the Parent Board.
xv.Transaction Litigation
. If any Action by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Mergers or any other transactions contemplated herein or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof.

Article VI.

Conditions
i.Conditions to Each Party’s Obligation to Effect the Mergers
. The respective obligation of each party to effect the Mergers is subject to the satisfaction or (to the extent legally permitted) waiver (other than the condition set forth in Section 6.1(a)(ii) with respect to this Agreement, which may not be waived) by such party at or prior to the Merger 1 Effective Time of each of the following conditions:
(1)Stockholder Approvals. (i) This Agreement shall have been duly adopted by the Requisite Company Vote, and (ii) this Agreement, the Parent Share Issuance and the Parent Charter Amendment shall have been duly approved by the Requisite Parent Vote.
(2)NASDAQ Listing.
(a)The shares of Parent Class A Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ Global Market upon official notice of issuance; or
(b)if NASDAQ shall have determined that the transactions contemplated by this Agreement would result in a “change of control” under the CoC Rule, the listing of Parent or the Company, after giving effect to the Mergers, on the NASDAQ Global Market shall have been approved in the manner described in the CoC Rule.
(3)Regulatory Consents. The waiting period (and any extensions thereof) applicable under the HSR Act shall have expired or been terminated, to consummate the Mergers shall have been obtained.
(4)S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.
ii.Conditions to Obligations of Parent and the Merger Subs
. The obligations of Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction or (to the extent legally permitted) waiver by Parent at or prior to the Merger 1 Effective Time of the following conditions:
(1)Representations and Warranties. (i)  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date (without giving effect to any limitations as to “materiality”, “Company Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by this Agreement) as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect, except that (x) the representations and warranties in Section 4.1(b)(i) (Capital Structure) shall be true and correct as of the Closing Date except for any de minimis inaccuracies, and (y) the representations and warranties in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.1(c) (Corporate Authority; Approval), 4.1(f)(i) (No Company Material Adverse Effect), 4.1(j) (Takeover Statutes), and 4.1(p) (Brokers and Finders) shall be true and correct as of the Closing Date in all respects, and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.
(2)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received at the Closing a certificate signed on behalf of the Company by an officer of the Company to such effect.
(3)Tax Opinion. Parent shall have received a written opinion from Morrison & Foerster LLP (“Parent Tax Counsel” or, if Parent Tax Counsel is unable to issue such an opinion, from another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(c), Parent Tax Counsel (or its replacement counsel, if applicable) may rely on the Company Tax Certificate, the Parent Tax Certificate, and such other information requested by and provided to it by Parent and the Company, or their respective Affiliates, for purposes of rendering such opinion.
(4)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence or development, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(5)Satisfaction and Repayment of Specified Indebtedness. The Company shall have provided evidence, satisfactory to the Parent, that the all of the indebtedness and related facilities and instruments forth on Section 6.2 of the Company Disclosure Letter (the “Specified Indebtedness”) will be paid in full at the Closing, including, without limitation, an executed “payoff letter” or similar document providing for the release of any and all Liens with respect thereto (the “Payoff Letter”); provided that the Specified Indebtedness set forth on Section 6.2(e) of the Company Disclosure Letter may, subject to the prior written approval of Parent and the Company, be assumed by Parent or one of its Subsidiaries and not paid in full; provided, further, that at the Closing, Parent shall deliver, or cause to be delivered, on behalf of and at the direction of the Company, to the payee of the Specified Indebtedness set forth on

Section 6.2(e) of the Company Disclosure Letter, the amount payable in cash necessary in order to fully discharge such Specified Indebtedness as set forth in the Payoff Letter.
iii.Conditions to Obligation of the Company
. The obligation of the Company to effect Merger 1 is also subject to the satisfaction or (to the extent legally permitted) waiver by the Company at or prior to the Merger 1 Effective Time of the following conditions:
(1)Representations and Warranties. (i)  The representations and warranties of Parent and the Merger Subs set forth in this Agreement shall be true and correct as of the Closing Date (without giving effect to any limitations as to “materiality”, “Parent Material Adverse Effect” or similar qualifiers or any provisions relating to preventing, materially delaying or materially impairing the consummation of the transactions contemplated by this Agreement) as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Parent Material Adverse Effect, except that (x) the representations and warranties in Section 4.2(b)(i) (Capital Structure) shall be true and correct as of the Closing Date except for any de minimis inaccuracies, and (y) the representations and warranties in Sections 4.2(a) (Organization, Good Standing and Qualification), 4.2(c) (Corporate Authority; Approval), 4.2(f)(i) (No Parent Material Adverse Effect), 4.2(j) (Takeover Statutes), 4.2(l)(xv) (Taxes), and 4.2(q) (Brokers and Finders) shall be true and correct as of the Closing Date in all respects, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.
(2)Performance of Obligations of Parent and the Merger Subs. Each of Parent and the Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received at the Closing a certificate signed on behalf of Parent and the Merger Subs by an officer of Parent to such effect.
(3)Tax Opinion. The Company shall have received a written opinion from Reed Smith LLP (“Company Tax Counsel” or, if Company Tax Counsel is unable to issue such an opinion, from another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(c), Company Tax Counsel (or its replacement counsel, if applicable) may rely on the Company Tax Certificate, the Parent Tax Certificate, and such other information requested by and provided to it by Parent and the Company, or their respective Affiliates, for purposes of rendering such opinion.

(4)No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence or development, which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Article VII.

Termination
i.Termination by Mutual Consent
. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Merger 1 Effective Time, whether before or after the adoption of this Agreement by the Requisite Company Vote and the approval of this Agreement, the Parent Share Issuance and the Parent Charter Amendment by the Requisite Parent Vote, by mutual written consent of the Company and Parent by action of their respective boards of directors.
ii.Termination by Either Parent or the Company
. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Merger 1 Effective Time by action of the board of directors of either Parent or the Company if:
(1)the Mergers shall not have been consummated on or before 11:59 p.m. Eastern Time, on December 31, 2021 (as such date may be extended in accordance with the proviso at the end of this clause (a), the “Termination Date”); provided that if the condition set forth in Section 6.1(c) shall not have been satisfied but all other conditions in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), the Termination Date may be extended by either the Company or Parent (by delivering written notice to the other party at or prior to 11:59 p.m. Eastern Time, on December 31, 2021) to a date not beyond January 30, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Mergers to be consummated by the Termination Date;
(2)any court or other Governmental Entity shall have entered, enacted, promulgated, enforced or issued any Law (in each case, whether temporary, preliminary or permanent), that would restrain, prevent, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 7.2(b) shall not be available to a party hereto if such restraint, prevention, injunction or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
(3)either

(a)approval of this Agreement by holders of Shares constituting the Requisite Company Vote, as required by Section 6.1(a), shall not have been obtained in a vote held at the Company Stockholders Meeting or at any adjournment or postponement thereof; or
(b)the approval and adoption of the this Agreement, the Parent Share Issuance and the Parent Charter Amendment the Requisite Parent Vote, as required by Section 6.1(a), shall not have been obtained in a vote held at the Parent Stockholders Meeting or at any adjournment or postponement thereof.
iii.Termination by the Company
. This Agreement may be terminated and the Mergers may be abandoned by the Company at any time prior to the Merger 1 Effective Time if:
(1)there has been a breach of any representation, warranty, covenant or agreement made by Parent or the Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition specified in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company to Parent, and (ii) the Termination Date;
(2)prior to obtaining the Requisite Company Vote, if the Company Board makes a Company Adverse Recommendation Change in accordance with Section 5.2(d), provided that such termination shall not be effective until Company has paid the Company Termination Fee due under Section 7.5;
(3)if, after the date hereof and prior to obtaining the Requisite Parent Vote, (i) the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change, (ii) any Person shall have first publicly announced a Parent Acquisition Proposal (or made any material modification thereto) and the Parent Board or any committee thereof fails to publicly reaffirm the approval, recommendation or declaration of advisability by the Parent Board of this Agreement, the Mergers or any of the other transactions contemplated hereby within five business days (or if the Parent Stockholder Meeting is scheduled to be held within five business days from the date of such announcement, promptly and in any event prior to the date on which the Parent Stockholders Meeting is scheduled to be held) of being requested to do so by the Company (it being understood that the Company shall not be entitled to make such request on more than one occasion per Parent Acquisition Proposal or per each subsequent material modification thereof), or (iii) the Parent Board or any committee thereof approves, adopts, publicly endorses, declares advisable or recommends, or enters into or allows Parent or any of its Subsidiaries to enter into a Parent Alternative Acquisition Agreement relating to any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement in accordance with Section 5.3), or (iv) Parent shall have materially breached or violated any of its obligations under Section 5.3; or
(4)if any Parent Material Adverse Effect shall have occurred.

iv.Termination by Parent
. This Agreement may be terminated and the Mergers may be abandoned by Parent at any time prior to the Merger 1 Effective Time if:
(1)there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition specified in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Parent to the Company, and (ii) the Termination Date;
(2)prior to obtaining the Requisite Parent Vote, if the Parent Board makes a Parent Adverse Recommendation Change in accordance with Section 5.3(d), provided that such termination shall not be effective until Parent has paid the Parent Termination Fee due under Section 7.5;
(3)if, after the date hereof and prior to obtaining the Requisite Company Vote, (i) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, (ii) any Person shall have first publicly announced a Company Acquisition Proposal (or made any material modification thereto) and the Company Board or any committee thereof fails to publicly reaffirm the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or any of the other transactions contemplated hereby within five business days (or if the Company Stockholder Meeting is scheduled to be held within five business days from the date of such announcement, promptly and in any event prior to the date on which the Company Stockholders Meeting is scheduled to be held) of being requested to do so by Parent (it being understood that Parent shall not be entitled to make such request on more than one occasion per Company Acquisition Proposal or per each subsequent material modification thereof), or (iii) the Company Board or any committee thereof approves, adopts, publicly endorses, declares advisable or recommends, or enters into or allows the Company or any of its Subsidiaries to enter into a Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 5.2), or (iv) the Company shall have materially breached or violated any of its obligations under Section 5.2; or
(4)if any Company Material Adverse Effect shall have occurred.
v.Effect of Termination and Abandonment
.
(1)Except as provided in subsections (b) and (c) below, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any Willful Breach of this Agreement or fraud, and (ii) the provisions set forth in this Section 7.5 and the provisions described in the first sentence of Section 8.1 shall survive termination of this Agreement.
(2)Company Termination Fee. If:
(a)(A)(x) this Agreement is terminated by Parent pursuant to Section 7.4(a), and after the date hereof and prior to the breach giving rise to such right of termination, a Company Acquisition Proposal has been publicly announced, publicly disclosed or otherwise communicated to the Company Board or any Person shall have publicly announced or otherwise communicated to the Company Board an intention (whether or not conditional) to make such a Company Acquisition Proposal (and such Company Acquisition Proposal has not been withdrawn prior to such breach), or (y) this Agreement is terminated by Company or Parent pursuant to Section 7.2(c)(i), and prior to the Company Stockholder Meeting, a Company Acquisition Proposal has been publicly announced, publicly disclosed or otherwise publicly communicated to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, and (B) within 12 months after the date of such termination, a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated; provided that for all purposes of this Section 7.5(b)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%;
(b)this Agreement is terminated by Parent pursuant to Section 7.4(c); or
(c)this Agreement is terminated by the Company pursuant to Section 7.3(b);
then, in any such event, Company shall pay to Parent the Company Termination Fee, it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (A) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 7.5(b)(i), (B) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of a Company Termination Fee payable pursuant to Section 7.5(b)(ii), and (C) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 7.5(b)(iii). Other than with respect to fraud or Willful Breach, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this

Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise, and upon payment of such Company Termination Fee, no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.
(3)Parent Termination Fee. If:
(a)(A)(x) this Agreement is terminated by the Company pursuant to Section 7.3(a), and after the date hereof and prior to the breach giving rise to such right of termination, a Parent Acquisition Proposal has been publicly announced, publicly disclosed or otherwise communicated to the Parent Board or any Person shall have publicly announced or otherwise communicated to the Parent Board an intention (whether or not conditional) to make such a Parent Acquisition Proposal (and such Parent Acquisition Proposal has not been withdrawn prior to such breach), or (y) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(c)(ii), and prior to the Parent Stockholder Meeting, a Parent Acquisition Proposal has been publicly announced, publicly disclosed or otherwise publicly communicated to Parent’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Parent Acquisition Proposal, and (B) within 12 months after the date of such termination, a transaction in respect of a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement in respect of a Parent Acquisition Proposal that is later consummated; provided that, for all purposes of this Section 7.5(c)(i), all percentages included in the definition of “Parent Acquisition Proposal” increased to 50%;
(b)this Agreement is terminated by the Company pursuant to Section 7.3(c); or
(c)this Agreement is terminated by Parent pursuant to Section 7.4(b);
then, in any such event, Parent shall pay to the Company the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company (A) at the time of consummation of any transaction contemplated by a Parent Acquisition Proposal, in the case of a Parent Termination Fee payable pursuant to Section 7.5(c)(i), (B) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of a Parent Termination Fee payable pursuant to Section 7.5(c)(ii), and (C) at the time of termination, in the case of a Parent Termination Fee payable pursuant to Section 7.5(c)(iii). Other than with respect to fraud or Willful Breach, in the event that the Parent Termination Fee becomes payable, then payment to the Company of the Parent Termination Fee shall be the Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise, and upon payment of such Parent Termination Fee, no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.
Article VIII.

Miscellaneous and General
i.Survival
. This Article VIII, the agreements of the Company, Parent and the Merger Subs contained in the last sentence of Section 5.8 (Access and Reports), Section 5.12 (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger 1 Effective Time.
ii.Modification or Amendment
. Subject to the provisions of applicable Law and, in the case of Parent, subject to Section 8.14, at any time prior to the Merger 1 Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto; provided that any amendment of this Agreement that requires approval by the stockholders of the Company or approval by the stockholders of Parent under applicable Law shall be subject to such approval.
iii.Waiver
. At any time prior to the Merger 1 Effective Time, a party hereto may, subject to applicable Law and, in the case of Parent, subject to Section 8.14, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement, or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that the condition set forth in Section 6.1(a)(ii) with respect to this Agreement may not be waived by any party. No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or Parent, respectively, unless such approval is required by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.3 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
iv.Counterparts
. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
v.GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE
.
(1)EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF THE LAWS OF THE STATE OF NEVADA WITH RESPECT TO THE MERGERS, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not claim that such action is brought in an inconvenient forum or that the forum is improper, and (iv) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.6 shall be effective service of process for any such action.
(2)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)

EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.
(3)The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity, except as provided in Sections 7.5(b) and 7.5(c). Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 8.5. Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action.
(4)Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
vi.Notices
. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by electronic mail or overnight courier:
if to Parent or the Merger Subs:
Greenlane Holdings, Inc.
1095 Broken Sound Parkway NW, #300
Boca Raton, FL 33487
Attention: Douglas Fischer, General Counsel
dfischer@greenlane.com

with a copy to David P. Slotkin, Esq. & Justin R. Salon, Esq.

2100 L Street, NW Suite 900
Washington, DC 20037, USA
DSlotkin@mofo.com
JustinSalon@mofo.com
if to the Company:
KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250
Cypress, CA 90630
Attention: Nicholas Kovacevich, CEO & Amir Sadr, General Counsel
nick@kushco.com & amir.sadr@kushco.com

with a copy to Jennifer W. Cheng, Esq., & Marc D. Hauser, Esq.
599 Lexington Avenue
New York, NY 10022
jcheng@reedsmith.com
mhauser@reedsmith.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by electronic mail (provided that if given by email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
vii.Entire Agreement
. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.
viii.No Third Party Beneficiaries
.
(1)Except for the provisions of Section 5.13 (Indemnification; Directors’ and Officers’ Insurance) (which is intended for the benefit of and shall be enforceable by the Indemnified Parties), Parent, the Merger Subs and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.13 shall not arise unless and until the Merger 1 Effective Time occurs.
(2)The representations and warranties in this Agreement are the product of negotiations among and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
ix.Definitions
. Terms used but not otherwise defined herein have the meanings set forth in this Section 8.9. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. For purposes of this Agreement:
“Anchor Exchange Ratio” means an amount equal to 0.2890.
“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
“business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in Boca Raton, Florida, Cypress, California, or New York, New York.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Company Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that any such agreement is not required to contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Company Acquisition Proposal and shall contain provisions that permit the Company to comply with the Company’s obligations under Section 5.2.
“Company Equity Award” means a Company Option, Company RSU or any other equity-based award issued pursuant to the Company equity plan.
“Company Fully Diluted Securities” means the sum of (i) all Shares (including any Shares issuable pursuant to any Company RSUs) and (ii) all Shares issuable upon the exercise of all In The Money Company Options and Warrants.

“Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken together as a whole, excluding any effect to the extent that it results from or arises out of (A) changes in the economy or financial markets generally in the United States or any foreign jurisdiction, (B) changes in the general political conditions in the United States or any foreign jurisdiction, or changes in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates or exchange rates, (C) changes that are the result of acts of war or terrorism, including any escalation or worsening of any such acts of war or terrorism, (D) any hurricane, tornado, flood, earthquake or other natural disaster, (E) changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate, (F) the execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated hereby, including any litigation resulting or arising therefrom or respect thereto, (G) changes in GAAP or in any applicable Law or in the interpretation thereof, (H) any failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (I) any change, in and of itself, in the market price or trading volume of securities of the Company, including the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (J) any action taken at the request of Parent, (K) any action taken by the Company that is expressly permitted by this Agreement or (L) any epidemic, pandemic, human health crisis, or disease outbreak (including COVID-19), or the worsening thereof (provided that the exclusions in clauses (A), (B), (C), (D), (E) and (L) shall not apply to the extent such effects disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the United States in the industry in which the Company and its Subsidiaries operate).
“Company Net Diluted Securities” means the amount obtained by (i) the sum of (x) all outstanding Shares (including any Shares issuable pursuant to any Company RSUs), plus (y) all Shares issuable upon the exercise of all In The Money Company Options and Warrants minus (ii) the number of Shares that could be purchased with the aggregate exercise proceeds of the In The Money Company Options and Warrants at the Company trading price on the date of such calculation.
“Company Option” means an option to purchase Shares.
“Company RSU” shall mean any restricted stock unit of the Company granted under the Company equity plan.
“Company Termination Fee” means an amount equal to $8,000,000.
“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, effective as of the 6th day of November, 2020, between Greenlane Holdings, Inc. and KushCo Holdings, Inc.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Reasonable Response” means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by a party or its respective Subsidiaries determine in their reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by a party or its respective Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom a party or its respective Subsidiaries and their personnel come into contact with during the course of business operations.
“Environmental Law” means any Law of any Governmental Entity relating to: (a) the protection, investigation or restoration of the environment, health, safety, or natural resources, (b) the transportation handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Exchange Ratio” means, if:
(i)(a) the number equal to (1) the quotient obtained by dividing (I) the number obtained by multiplying Anchor Exchange Ratio by (II) the Company Fully Diluted Securities by (2) the sum of (I) the number obtained by multiplying the Anchor Exchange Ratio by the Company Fully Diluted Securities plus (II) the Parent Shares Outstanding, is greater than (b) 0.499, then the Exchange Ratio shall equal the quotient obtained by dividing (A) the difference between (x) the quotient obtained by dividing (I) Parent Shares Outstanding by (II) 0.501 and (y) the Parent Shares Outstanding by (B) the Company Fully Diluted Securities,
(ii)(a) the number equal to (1) the quotient obtained by dividing (I) the number obtained by multiplying (I) Anchor Exchange Ratio by (II) the Company Net Diluted Securities by (2) the sum of (I) the number obtained by multiplying the Anchor Exchange Ratio by the Company Net Diluted Securities plus (II) the Parent Net Diluted Securities, is less than (b) 0.481, then the Exchange Ratio shall equal the quotient obtained by dividing (A) the difference between (x) quotient obtained by dividing (I) Parent Net Diluted Securities by (II) 0.519 and (y) the Parent New Diluted Securities by (B) the Company Net Diluted Securities, and

(iii) neither (i) nor (ii) are true, then the Exchange Ratio shall equal the Anchor Exchange Ratio. For the avoidance of doubt, the Exchange Ratio, as of the closing share prices of each of the Company and Parent on March 29, 2021, is 0.2546 (the “Base Exchange Ratio”).
“GH LLC Agreement” means the Third Amended and Restated Operating Agreement of GH LLC, as it may be amended from time to time.
“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
“In the Money Company Options and Warrants” means each Company Option and Company Warrant that would have a post-Closing exercise price calculated by dividing (i) the current exercise price of such Company Option or Company Warrant by (ii) the Exchange Ratio, that is equal to or below the closing price of a share of Parent Class A Common Stock on NASDAQ on the date of any such calculation.
“In the Money Parent Options” means each Parent Option and restricted Common Unit that has an exercise price that is equal to or below the closing price of a share of Parent Class A Common Stock on NASDAQ on the date of any such calculation.
“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, and all goodwill associated therewith and symbolized thereby; (b) inventions, discoveries, technologies and industrial designs, whether patentable or not, patents and invention disclosures, and all divisions, continuations, continuations-in-part, extensions and reissues thereof; (c) confidential information, trade secrets and know-how, including ideas, processes, algorithms, methodologies, schematics, business methods, formulae, drawings, prototypes, models, designs, research and development information, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, (including computer software, databases and other compilations of information), and copyrights therein and thereto; (e) all other intellectual property, industrial or similar proprietary rights (in whatever form or medium) recognized under any jurisdiction worldwide; and (f) all registrations or applications for any of the foregoing.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge” means (a) when used in this Agreement with respect to the Company means the actual knowledge of the individuals set forth on Section 8.9 of the Company Disclosure Letter after due inquiry, and (b) when used in this Agreement with respect to Parent means the actual knowledge of the individuals set forth on Section 8.9 of the Parent Disclosure Letter after due inquiry.
“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided that any COVID-19 Reasonable Response shall be deemed to be in the Ordinary Course of Business.
“Parent Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement, provided that any such agreement is not required to contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Parent Acquisition Proposal and shall contain provisions that permit Parent to comply with Parent’s obligations under Section 5.3.
“Parent Charter Amendment” means the amendment and restatement of the Parent Certificate of Incorporation in its entirety to be in the form attached hereto as Exhibit A.
“Parent Charter Amendment Approval” means the approval of the Parent Charter Amendment by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon at a stockholders’ meeting duly called and held for such purpose.
“Parent Class C Conversion” means the conversion of each outstanding share of Parent Class C Common Stock into one-third of a share of Parent Class B Common Stock pursuant to Article IV.F.2 of the Parent Certificate of Incorporation
“Parent Equity Awards” means Parent Options or Parent Restricted Stock.
“Parent Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken together as a whole, excluding any effect to the extent that it results from or arises out of (A) changes in the economy or financial markets generally in the United States or any foreign jurisdiction, (B) changes in the general political conditions in the United States or any foreign jurisdiction, or changes in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates or exchange rates, (C) changes that are the result of acts of war or terrorism, including any escalation or worsening of any such acts of war or terrorism, (D) any hurricane, tornado, flood, earthquake or other natural disaster, (E) changes that are the result of factors generally affecting the industry in which Parent and its Subsidiaries operate, (F) the execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated hereby, including any litigation resulting or arising therefrom or respect thereto, (G) changes in GAAP or in any applicable Law or in the interpretation thereof, (H) any failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (I) any change, in and of itself, in the market price or trading volume of securities of Parent, including the Parent Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (J) any action taken at the request of the Company, (K) any action taken by Parent that is expressly permitted by this Agreement, or (L) any epidemic, pandemic, human health crisis, or disease outbreak (including COVID-19), or the worsening thereof (provided that the exclusions in clauses (A), (B), (C), (D), (E) and (L) shall not apply to the extent such effects disproportionately adversely affect Parent and its Subsidiaries compared to other companies of similar size operating in the United States in the industry in which Parent and its Subsidiaries operate).
“Parent Net Diluted Securities” means the amount obtained by (i) the sum of (x) all outstanding shares of Parent Class A Common Stock (including any Shares issuable pursuant to any Parent Restricted Stock), plus (y) all outstanding shares of Parent Class B Common Stock (after giving effect of the Parent Class C Conversion) plus (z) each share of Parent Class A Common Stock issuable upon any In The Money Parent Options minus (ii) the number of shares of Parent Class A Common Stock that could be purchased with the aggregate exercise proceeds of the In The Money Parent Options at the Parent trading price on the date of such calculation.
“Parent Option” means an option to purchase Parent Common Stock.
“Parent Option Plan” means Parent’s 2019 Equity Incentive Plan, as amended from time to time.
“Parent Option Plan Increase” means the increase in the number of options available and underlying the Class A Common Stock available under the Parent Option Plan.
“Parent Option Plan Increase Approval” means the approval of the Parent Option Plan Increase by the affirmative vote of the holders of a majority of the votes cast, excluding abstentions and any broker non-votes, by the stockholders of Parent at a stockholders’ meeting duly called and held for such purpose.
“Parent Public Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Parent Common Stock held by the Parent Public Stockholders.
“Parent Public Stockholders” means all of the holders of outstanding shares of Parent Common Stock other than (a) Jacoby & Co. LLC and its Affiliates and (ii) the chief executive officer, chief strategy officer, chief financial officer, chief operating office and general counsel of Parent.
“Parent Restricted Stock” means an award of Parent Common Stock that is unvested or is subject to a repurchase option, risk of forfeiture or other condition on title or ownership.

“Parent Share Issuance” means the issuance of shares of Parent Class A Common Stock to the holders of Shares as of immediately prior to the Merger 1 Effective Time in accordance with the terms of this Agreement.
“Parent Share Issuance Approval” means the approval of the Parent Share Issuance by the affirmative vote of holders of a majority of the votes cast, excluding abstentions and any broker non-votes, by the stockholders of Parent at a stockholders’ meeting duly called and held for such purpose.
“Parent Shares Outstanding” means the sum of (i) all shares of Parent Class A Common Stock (including any Shares issuable pursuant to any Parent Restricted Stock) and (ii) all shares of Parent Class B Common Stock (after giving effect of the Parent Class C Conversion).
“Parent Termination Fee” means an amount equal to $8,000,000.
“Permitted Liens” means (a) mechanics and materialmen Liens or other common law or statutory Liens arising or incurred in the Ordinary Course of Business and that are not material in amount or effect, (b) Liens for Taxes that are not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) Liens arising from nonexclusive licenses of Intellectual Property entered into in the Ordinary Course of Business.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity) or other entity of any kind or nature.
“Personal Information” means any information about a natural person that alone or in combination with other information identifies, or could be used to identify, a natural person.
“Representative” means an investment banker, financial advisor, attorney, accountant or other representative or agent.
“Requisite Parent Vote” means, with respect to the Parent Charter Amendment, the Parent Charter Amendment Approval, with respect to the Parent Share Issuance, the Parent Share Issuance Approval, and, with respect to this Agreement, the Parent Public Stockholder Approval.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Tax” (including, with correlative meaning, the term “Taxes”) means any and all taxes, levies, imposts, duties, fees, tariffs, assessments and other charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any federal, state, local or foreign governmental or taxing authority, including taxes or other charges on income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, escheat, abandoned property and any other taxes, duties or assessments of any nature whatsoever.
“Tax Return” means any and all returns, statements, reports or forms (including elections, declarations, disclosures, schedules, estimated returns, claims for refund, amended returns, protective returns and information returns) filed or required to be filed with a taxing authority with respect to Taxes.
“TRA” means that certain Tax Receivables Agreement by and among Parent, GH LLC and the members of GH LLC, dated as of April 17, 2019.
“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.
x.Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
xi.Interpretation; Construction
.
(1)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
(2)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(3)Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
xii.Assignment
. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
xiii.Special Committee Approval
. Notwithstanding anything to the contrary herein, Parent shall not terminate this Agreement, make a Parent Adverse Recommendation Change, amend or waive any provision of this Agreement, or take any other action under or with respect to this Agreement that the Parent Special Committee determines in good faith would reasonably be expected to result in a conflict of interest between Jacoby & Co. LLC and its Affiliates, on one hand, and the Parent Public Stockholders, on the other hand, without the approval of the Parent Special Committee.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

KUSHCO HOLDINGS, INC.

By	/s/ Nicholas Kovacevich
	Name:	Nicholas Kovacevich
	Title:	Chairman and Chief Executive Officer

GREENLANE HOLDINGS, INC.

By	/s/ Aaron LoCascio
	Name:	Aaron LoCascio
	Title:	Chief Executive Officer

MERGER SUB GOTHAM 2, LLC By: Greenlane Holdings, Inc., its sole member By/s/ Aaron LoCascioName:Aaron LoCascioTitle:Chief Executive Officer
MERGER SUB GOTHAM 2, LLC
By: Greenlane Holdings, Inc., its sole member
By	/s/ Aaron LoCascio
	Name:	Aaron LoCascio
	Title:	Chief Executive Officer

ANNEX A
DEFINED TERMS

Terms    Section

Action    4.1(g)(i)(A)
Affiliate    8.9
Agreement    Preamble
Anti-Money Laundering Laws    4.1(w)
Bankruptcy and Equity Exception    4.1(c)(i)
Base Exchange Ratio    8.9
Book-Entry Share    3.1(a)
business day    8.9
Certificate    3.1(a)
Closing    1.2
Closing Date    1.2
COBRA    8.9
CoC Rule    5.9
Code    Recitals
Company    Preamble
Company Acceptable Confidentiality Agreement    8.9
Company Acquisition Proposal    5.2(g)(i)
Company Adverse Recommendation Change    5.2(c)
Company Alternative Acquisition Agreement    5.2(a)
Company Applicable Date    4.1(e)(i)
Company Approvals    4.1(d)(i)
Company Benefit Plans    4.1(h)(i)
Company Change Notice    5.2(d)
Company Designees    2.8(a)
Company Disclosure Letter    4.1
Company Equity Award    8.9
Company Insurance Policies    4.1(p)
Company Intervening Event    5.2(g)(ii)
Company Material Adverse Effect    8.9
Company Material Contracts    4.1(t)
Company Option    8.9
Company Parties    7.5(b)
Company Reports    4.1(e)(i)
Company Stockholders Meeting    5.5(a)
Company Superior Proposal    5.2(g)(iii)
Company Tax Certificate    5.7(b)
Company Tax Counsel    6.3(c)
Company Termination Fee    8.9

Company Warrants    3.5
Confidentiality Agreement    8.9
Contract     4.1(d)(ii)(B)
Costs    5.13(a)
COVID-19    8.9
COVID-19 Measures    8.9
COVID-19 Reasonable Response    8.9
D&O Insurance    5.13(c)
DEA    4.1(i)(ii)
Delaware Secretary of State    1.3
DGCL    4.1(s)
DLLCA    Recitals
Environmental Law    8.9
ERISA    8.9
Exchange Act    4.1(d)(i)
Exchange Agent    3.2(a)
Exchange Fund    3.2(a)
Exchange Ratio    3.1(a)
Excluded Share    3.1(a)
Excluded Shares    3.1(a)
FDA    4.1(i)(ii)
First Articles of Merger    1.3
First Certificate of Merger    1.3
GAAP    4.1(e)(iii)
GH LLC    2.10(a)
GH LLC Agreement    8.9
Governmental Entity    4.1(d)(i)
Hazardous Substance    8.9
HSR Act    4.1(d)(i)
Indemnification Agreements    5.13(b)
Indemnified Parties    5.13(a)
Initial Designees    2.8
Initial Surviving Corporation    1.1(a)
Initial Surviving Corporation Share    3.1(c)
Intellectual Property    8.9
IT Assets    8.9
knowledge    8.9
Laws    4.1(i)(i)
Lien    4.1(b)(iii)
Measurement Date    4.1(b)(i)(A)
Merger 1    Recitals
Merger 1 Effective Time    1.3
Merger 2    Recitals
Merger 2 Effective Time    1.3
Merger Consideration    3.1(a)

Merger Sub 1    Preamble
Merger Sub 2    Preamble
Merger Subs    Preamble
Mergers    Recitals
NASDAQ    2.8(a)
Nevada Secretary of State    1.3
New Plans    5.11(b)
NRS    Recitals
Old Plans    5.11(b)
Ordinary Course of Business    8.9
Parent    Preamble
Parent Acceptable Confidentiality Agreement    8.9
Parent Acquisition Proposal    5.3(g)(i)
Parent Adverse Recommendation Change    5.3(c)
Parent Alternative Acquisition Agreement    5.3(a)
Parent Applicable Date    4.2(e)(i)
Parent Approvals    4.2(d)(i)
Parent Board    Recitals
Parent Benefit Plans    4.2(h)(i)
Parent Certificate of Incorporation    2.1
Parent Change Notice    5.3(d)
Parent Charter Amendment    8.9
Parent Charter Amendment Approval    8.9
Parent Class A Common Stock    2.9
Parent Class B Common Stock    4.2(b)(i)(B)
Parent Class C Common Stock    4.2(b)(i)(C)
Parent Class C Conversion    8.9
Parent Common Stock    4.2(b)(i)(C)
Parent Designees    2.8(b)
Parent Disclosure Letter    4.2
Parent Equity Awards    8.9
Parent Insurance Policies    4.2(p)
Parent Intervening Event    5.3(g)(ii)
Parent Material Adverse Effect    8.9
Parent Material Contracts    4.2(t)
Parent Option    8.9
Parent Parties    7.5(c)
Parent Reports    4.2(e)(i)
Parent Restricted Stock    8.9
Parent Share Issuance    8.9
Parent Share Issuance Approval    8.9
Parent Special Committee    Recitals
Parent Stockholders Meeting    5.5(b)
Parent Superior Proposal    5.3(g)(iii)
Parent Tax Certificate    5.7(b)

Parent Tax Counsel    6.2(c)
Parent Termination Fee    8.9
Payoff Letter    6.2(e)
Permits    4.1(i)(ii)
Permitted Liens    8.9
Person    8.9
Personal Information    8.9
Prospectus/Proxy Statement    5.4(a)
Regulatory Fee Threshold    5.12(b)
Representative     8.9
Requested Transactions    2.10(b)
Requisite Company Vote    4.1(c)(i)
Requisite Parent Vote    8.9
S-4 Registration Statement    5.4(a)
SEC    4.1
Second Articles of Merger    1.3
Second Certificate of Merger    1.3
Section 754 Election    4.2(l)(xvi)
Securities Act    4.1(d)(i)
Share    3.1(a)
Shares    3.1(a)
Specified Indebtedness    6.2(e)
Subsidiary    8.9
Surviving Company    1.1(b)
Takeover Statute    4.1(j)
Tax Return    8.9
Tax; Taxes    8.9
Termination Date    7.2(a)
Transaction Litigation    5.15
USDA    4.1(i)(ii)
WARN Act    4.1(n)(iv)
Willful Breach    8.9

A-102